                                                                   EXHIBIT 2
                          AGREEMENT FOR THE PURCHASE

                                       AND

                                 SALE OF ASSETS

                                  BY AND AMONG

                                WAVEPHORE, INC.,

                            WAVEPHORE NEWSCAST, INC.,

                          PARACEL ONLINE SYSTEMS, INC.,

                                       AND

                                  PARACEL, INC.



                               DATED MAY 29, 1997

                                TABLE OF CONTENTS

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ARTICLE 1
         DEFINITIONS...........................................................................................   1
                  1.1      Definitions.........................................................................   1
                  1.2      Other Definitions...................................................................   3

ARTICLE 2

         PURCHASE AND SALE OF ASSETS...........................................................................   3
                  2.1      Purchase and Sale of the Assets.....................................................   3
                  2.2      Assumed Liabilities.................................................................   4
                  2.3      Liabilities Not Being Assumed.......................................................   5
                  2.4      Closing Balance Sheet...............................................................   6
                  2.5      The Purchase Price..................................................................   6
                                    (a)     Closing Payment....................................................   6
                                    (b)     Deferred Payment...................................................   6
                  2.6      Additional Revenue Incentive Payments...............................................   6
                                    (a)     First Incentive Payment............................................   6
                                    (b)     Second Incentive Payment...........................................   7
                                    (c)     Third Incentive Payment............................................   7
                  2.7      Adjustments to Purchase Price.......................................................   8
                                    (a)     Definitions........................................................   9
                  2.8      Maximum Deliverable WavePhore Common Stock..........................................  10
                  2.9      Registration Rights.................................................................  10
                                    (a)     Registration.......................................................  10
                                    (b)     Qualification......................................................  10
                                    (c)     Indemnification....................................................  11
                                    (d)     Fees and Costs.....................................................  11
                                    (e)     Exchange Act Filings...............................................  11
                                    (f)     Delay in Registration..............................................  11
                  2.10     Allocation of Purchase Price........................................................  12
                  2.11     Taxes...............................................................................  12
                  2.12     Transfer Fees.......................................................................  13

ARTICLE 3

         GRANT OF RIGHTS AND
         AGREEMENT NOT TO COMPETE..............................................................................  13

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                  3.1      Intellectual Property...............................................................  13
                  3.2      Online Technology...................................................................  13
                  3.3      Shareholder's Marks.................................................................  13
                  3.4      Grant...............................................................................  13
                  3.5      Shareholder's Ongoing Business in Biotechnology.....................................  15
                  3.6      Exclusivity and Competitive Licenses................................................  15
                  3.7      Assistance with Third Party Licenses................................................  16
                  3.8      Technology Transfer and Upgrade Assistance..........................................  16
                  3.9      Agreement Not to Compete............................................................  16
                  3.10     Acknowledgment; Relief for Violation................................................  17
                  3.11     Severability........................................................................  17

ARTICLE 4

         REPRESENTATIONS AND WARRANTIES OF SELLER
         AND SHAREHOLDER.......................................................................................  18
                  4.1      Organization and Qualification......................................................  18
                  4.2      Authority Relative to This Agreement................................................  18
                  4.3      Capitalization......................................................................  18
                  4.4      Financial Statements................................................................  19
                  4.5      Subsidiaries........................................................................  19
                  4.6      Absence of Undisclosed Liabilities..................................................  19
                  4.7      Absence of Certain Developments.....................................................  19
                  4.8      Real Estate.........................................................................  21
                  4.9      Title to Acquired Assets............................................................  22
                  4.10     Litigation..........................................................................  22
                  4.11     Consents............................................................................  22
                  4.12     Solvency; Bulk Sales................................................................  22
                  4.13     Taxes...............................................................................  22
                  4.14     Licenses and Permits................................................................  23
                  4.15     Compliance with Laws................................................................  23
                  4.16     Contracts...........................................................................  23
                  4.17     Accounts Receivable.................................................................  24
                  4.18     [Intentionally Omitted].............................................................  24
                  4.19     Restrictions on Business Activities.................................................  24
                  4.20     Intellectual Property...............................................................  24
                  4.21     Environmental Matters...............................................................  25
                  4.22     Employees...........................................................................  29
                  4.23     Employee Benefit Plans..............................................................  29
                  4.24     Insurance...........................................................................  30
                  4.25     Warranties..........................................................................  31

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
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                  4.26     Brokers and Finders.................................................................  31
                  4.27     No Default..........................................................................  31
                  4.28     Transactions with Affiliated Parties................................................  31
                  4.29     Books and Records...................................................................  31
                  4.30     HSR Act.............................................................................  31
                  4.31     Investment Representations..........................................................  32
                  4.32     Disclosure..........................................................................  33
ARTICLE 5

         REPRESENTATIONS AND WARRANTIES
         OF WAVEPHORE AND NEWSCAST ............................................................................  33
                  5.1      Organization and Standing...........................................................  33
                  5.2      Authority of Purchaser..............................................................  33
                  5.3      Restrictions........................................................................  34
                  5.4      Brokers and Finders.................................................................  34
                  5.5      Litigation..........................................................................  34
                  5.6      HSR Act.............................................................................  34
                  5.7      SEC Documents.......................................................................  34
                  5.8      SEC Filings.........................................................................  34

ARTICLE 6

         COVENANTS OF SELLER AND SHAREHOLDER...................................................................  35
                  6.1      Access to Information...............................................................  35
                  6.2      Conduct of Business.................................................................  35
                  6.3      Business Relationships..............................................................  36
                  6.4      Corporate Matters...................................................................  36
                  6.5      Insurance...........................................................................  36
                  6.6      Employees...........................................................................  36
                  6.7      New Business........................................................................  36
                  6.8      Liability and Waiver................................................................  37
                  6.9      Agreements..........................................................................  37
                  6.10     Warranties at Closing...............................................................  37
                  6.11     Confidentiality.....................................................................  37
                  6.12     Books and Records...................................................................  37
                  6.13     Closing.............................................................................  37

ARTICLE 7

         COVENANTS OF PURCHASER................................................................................  38

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

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                  7.1      Confidentiality.....................................................................  38
                  7.2      Closing.............................................................................  38
                  7.3      Sageware Profiles...................................................................  38
                  7.4      Sageware Release....................................................................  38
                  7.5      Defense Cooperation.................................................................  38

ARTICLE 8

         CONDITIONS PRECEDENT TO PERFORMANCE
         BY NEWSCAST AND WAVEPHORE.............................................................................  39
                  8.1      Accuracy of Representations and Warranties..........................................  39
                  8.2      Performance of Seller...............................................................  39
                  8.3      No Material Changes.................................................................  39
                  8.4      Officer's Certificate...............................................................  39
                  8.5      Absence of Litigation...............................................................  40
                  8.6      Chief Financial Officer's Certificate...............................................  40
                  8.7      Consents............................................................................  40
                  8.8      Approval of Documents...............................................................  40
                  8.9      Additional Agreements...............................................................  40
                  8.10     Opinion of Counsel..................................................................  40
                  8.11     Board Resolutions...................................................................  40

ARTICLE 9

         CONDITIONS PRECEDENT TO PERFORMANCE
         BY SELLER AND SHAREHOLDER.............................................................................  41
                  9.1      Accuracy of Representations and Warranties..........................................  41
                  9.2      Performance of Purchaser............................................................  41
                  9.3      Board Resolution....................................................................  41
                  9.4      Opinion of Counsel..................................................................  41
                  9.5      Additional Agreements...............................................................  41
                  9.6      Approval of Documents...............................................................  41

ARTICLE 10

         THE CLOSING...........................................................................................  41
                  10.1     Closing.............................................................................  41
                  10.2     Seller's and Shareholder's Obligations..............................................  42
                  10.3     Purchaser's Obligations.............................................................  43

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
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ARTICLE 11
         INDEMNIFICATION.......................................................................................  43
                  11.1     Nature of Statements................................................................  43
                  11.2     Survival of Representations and Warranties..........................................  44
                  11.3     Indemnification of Purchaser by Seller and Shareholder..............................  44
                  11.4     Indemnification of Seller and Shareholder by Purchaser..............................  44
                  11.5     Procedure for Indemnification.......................................................  45
                  11.6     Limits on Indemnity.................................................................  46
                  11.7     Right to Set-Off....................................................................  47
                                    (a)     Notice of Claims...................................................  47
                                    (b)     Withholding of Funds...............................................  48
                                    (c)     Determination of Claims............................................  48
                                    (d)     Disbursal Following Claim Determination............................  48
                  11.8     Arbitration.........................................................................  48

ARTICLE 12

         POST CLOSING..........................................................................................  49
                  12.1     Solicitation of Employees...........................................................  49
                  12.2     Proposed Budget.....................................................................  49
                  12.3     Seller and Shareholder Deliveries...................................................  49
                  12.4     Shareholder's Guarantee.............................................................  49

ARTICLE 13

         TERMINATION...........................................................................................  50
                  13.1     Termination.........................................................................  50
                  13.2     Effect of Termination...............................................................  50

ARTICLE 14

         MISCELLANEOUS.........................................................................................  50
                  14.1     Bulk Transfer and Liens.............................................................  50
                  14.2     Written Agreement to Govern.........................................................  51
                  14.3     Public Announcement.................................................................  51
                  14.4     Severability........................................................................  51
                  14.5     Notices and Other Communications....................................................  51
                  14.6     Counterparts........................................................................  52
                  14.7     Governing Law.......................................................................  52
                  14.8     Successors and Assigns..............................................................  52

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                  14.9     Further Assurances.........................................................  53
                  14.10    Gender and Number..........................................................  53
                  14.11    Schedules and Exhibits.....................................................  53
                  14.12    Waiver of Provisions.......................................................  53
                  14.13    Specific Performance.......................................................  53
                  14.14    Costs......................................................................  53
                  14.15    Article and Section Headings...............................................  54
                  14.16    Amendment..................................................................  54
                  14.17    Expenses...................................................................  54

                               INDEX OF SCHEDULES


2.1(a)            1996 Balance Sheet
2.1(b)            Accounts Receivable
2.1(b)            Equipment
2.1(d)            Leases
2.1(e)            Motor Vehicles
2.1(f)            Contracts
2.1(g)            Books and Records
2.1(h)            Licenses, Permits, and Dealer Authorizations
2.1(i)            Intellectual Property
2.1(j)            Royalty Rights, Security Deposits, and Refunds
2.1(l)            Goodwill
2.1(m)            Prepaid Items
2.1(n)            Telephone Numbers
2.1(o)            Additional Items
3.2               Certain Technology Owned by Seller and/or Shareholder
4.1               Corporate Power and Authority
4.6               Disclosed Liabilities
4.7               Certain Developments
4.8               Leases
4.9               Encumbrances on Acquired Assets
4.10              Litigation
4.11              Necessary Consents
4.14              Necessary Licenses and Permits
4.16              Contracts
4.21              Environmental Matters
4.22              Employees
4.23              Employee Benefit Plans
4.24              Insurance
4.25              Warranties
4.31              Addresses of Seller and Shareholder

EXHIBIT
-------
A                 Bill of Sale and Assignment and Assumption
B                 Assignment of Licenses and Permits
C                 Consulting Agreement
D                 Dispute Resolution Procedures

                           AGREEMENT FOR THE PURCHASE
                              AND SALE OF ASSETS OF
                          PARACEL ONLINE SYSTEMS, INC.


         This Agreement for the Purchase and Sale of Assets (the "Agreement") is made as of the 29th day of May, 1997 by and among WAVEPHORE, INC., an Indiana corporation ("WavePhore") and WAVEPHORE NEWSCAST, INC., a Delaware corporation ("Newscast") (collectively WavePhore and Newscast shall be referred to as "Purchaser"); PARACEL ONLINE SYSTEMS, INC., a California corporation ("Seller"); and PARACEL, INC., a California corporation ("Shareholder")

                              W I T N E S S E T H:

         WHEREAS, Seller is the wholly owned subsidiary of Shareholder; and

         WHEREAS, Newscast is the wholly owned subsidiary of WavePhore; and

         WHEREAS, Seller and Shareholder are making certain representations, warranties, covenants and indemnities herein as an inducement to Purchaser to enter into this Agreement; and

         WHEREAS, WavePhore is making certain representations, warranties, covenants and indemnities herein as an inducement to Seller to enter into this Agreement; and

         WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets of Seller on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties contained herein, the parties do hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Definitions. For purposes of this Agreement, the following definitions shall apply to the following terms:

         "AVERAGE MARKET PRICE" shall mean the average per share closing price of WavePhore Common Stock, as reported on the Nasdaq National Market for the five most recent trading days.

         "BUSINESS" shall mean Seller's business news service, operating under the name "Paracel Online Systems" or any variation thereof, engaged in the delivery of customized and aggregated news service derived from newspapers, newswires, and news magazines to business customers worldwide.

         "CLOSING BALANCE SHEET" shall have the meaning set forth in Section
         2.4.

         "COMBINED DIVISION" shall mean the operation of the POS Division combined with the Newscast Division.

         "FIELD OF USE" shall mean the field of business news services engaged in the delivery of customized and aggregated news service derived from newspapers, newswires, and news magazines to business customers.

         "GAAP" shall mean generally accepted United States accounting principles, consistently applied. As applied to Seller, GAAP means those accounting principles and practices (a) which are recognized as such by the Financial Accounting Standards Board, (b) which are applied for all periods in a manner consistent with the manner in which such principles and practices were applied to the most recent financial statements of Seller furnished to Purchaser, and (c) which are consistently applied for all periods so as to reflect the financial condition, and results of operations and cash flows of Seller.

         "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "KNOWLEDGE", "KNOWN" and words of similar import as applied to Seller or Shareholder with respect to any matters shall mean knowledge of employees and officers of Seller and Shareholder who have within their job responsibilities the duty to monitor such matters.

         "NEWSCAST DIVISION" shall mean the "Newscast" business of WavePhore to be transferred to Newscast.

         "POS DIVISION" shall mean the operation of the Business and Acquired Assets by Newscast, but not including the Newscast Division.

         "REVENUE" shall mean all gross revenues from the sale or license of products and services determined in accordance with GAAP.

         "WAVEPHORE COMMON STOCK" shall mean the no par voting common stock of WavePhore.

         1.2 Other Definitions. All other capitalized terms used in this Agreement shall have the meaning ascribed to them herein.

                                    ARTICLE 2

                           PURCHASE AND SALE OF ASSETS

         2.1 Purchase and Sale of the Assets. Upon the terms and subject to the conditions set forth herein, and in reliance on the respective representations and warranties of the parties, Seller agrees to sell, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller's right, title, and interest in and to those assets, rights, and properties of Seller of every kind, character, and description, whether tangible, intangible, real, personal, or mixed and wherever located, relating to or used directly or indirectly in the operation of Seller's Business, including, without limitation, the following assets used directly or indirectly in the operations of the Business (hereinafter, the "Acquired Assets"):

                  (a) All of the assets reflected on the Closing Balance Sheet of Seller and all assets subsequently acquired, except for the Excluded Assets reflected thereon and those assets disposed of in the ordinary course of business consistent with the past practices and this Agreement. Schedule 2.1(a) sets forth the March 31, 1997 Balance Sheet of Seller ("March 1997 Balance Sheet");

                  (b) The trade accounts and other receivables specified in
Schedule 2.1(b) hereto;

                  (c) The furniture, improvements, fixtures, equipment, supplies, tools for maintenance and repair, other goods, and all other appurtenances in and to the premises, as specified hereto, including but not limited to, computer hardware and software, peripherals, communication products and accessories, and all other supplies and materials, as specified in Schedule 2.1(c) hereto;

                  (d) Seller's interests, claims and rights, including all deposits, under certain leases, as specified in Schedule 2.1(d) hereto;

                  (e) The motor vehicles used in the operation of the Business, including but not limited to, any automobiles and trucks, as specified in
Schedule 2.1(e) hereto;

                  (f) All title, claims, and rights under Contracts, Offers, notes, evidences of indebtedness, and purchase and sale orders, as specified in
Schedule 2.1(f) hereto;

                  (g) All customer lists and information, supplier lists and information, employee files (to the extent permitted by applicable law), operating manuals, catalogs, technical information sheets, pricing sheets, advertising and display materials, and brochures and other materials and data associated with, used, or employed by Seller; and copies of all books of account, records, files, and invoices, as specified in Schedule 2.1(g) hereto;

                  (h) All title, claims, and rights under any government or municipal licenses, permits, and dealer authorizations issued to Seller by any computer hardware or software vendor, as specified on Schedule 2.1(h) hereto;

                  (i) Such rights to the Online Technology and Intellectual Property, as specified in Article 3, Section 4.20, and Schedule 3.2, respectively, hereto;

                  (j) All royalty rights, security deposits, and rights and claims to refunds and adjustments of any kind, as specified in Schedule 2.1(j) hereto;

                  (k) An amount in immediately available funds equal to the net positive balance remaining in Seller's bank accounts after all outstanding checks paying payables have cleared and all final payroll checks have cleared;

                  (l) The goodwill of the Business whether or not carried on Seller's balance sheet, as specified in Schedule 2.1(l) hereto;

                  (m) All prepaid items, including, without limitation, insurance, including any cash surrender value thereof, prepaid taxes, prepaid expenses, and prepaid rent, as specified in Schedule 2.1(m) hereto;

                  (n) All title, claims, and rights in telephone numbers and listings assigned to Seller, as specified in Schedule 2.1(n) hereto; and

                  (o) Any additional items of tangible or intangible property used or owned by Seller in connection with the Business which are not included above.

         The sale of the Acquired Assets relating to the Business shall be made free and clear of all liabilities, obligations, and encumbrances, except for those liabilities, obligations, and encumbrances specifically assumed by Purchaser under Section 2.2 hereof.

         2.2 Assumed Liabilities. Upon the terms and subject to the conditions set forth herein, at the Closing, Purchaser shall assume:

                  (a) All liabilities or obligations reflected on the Closing Balance Sheet in accordance with GAAP; and

                  (b) All other liabilities or obligations incurred in or arising in the ordinary course of Seller's Business whether or not such liabilities are required to be disclosed on the Closing Balance Sheet in accordance with GAAP (provided, however, that Purchaser shall assume only up to Thirty Thousand Dollars ($30,000) of liabilities not recorded on the Closing Balance Sheet that should have been recorded in accordance with GAAP), including, without limitation, all obligations relating to the period after the Closing Date under the written or oral agreements identified on the Schedules hereto or not required to be so identified in accordance with the representations relating to such Schedules that were entered into in the ordinary course of Seller's Business, consistent with past practices and this Agreement (the foregoing liabilities described in this Section 2.2(a) and (b) shall be referred to herein as (the "Assumed Liabilities")).

         Purchaser shall discharge the Assumed Liabilities in accordance with their terms. It is expressly understood and agreed that Purchaser shall not be liable for any of the obligations or liabilities of Seller of any kind or nature other than those specifically assumed by Purchaser under this Section 2.2.

         2.3 Liabilities Not Being Assumed. Anything contained herein to the contrary notwithstanding, Seller shall remain responsible for and Purchaser shall not assume any of the following liabilities or obligations, whether fixed or contingent, known or unknown, matured or unmatured, executory or non-executory, of Seller, which liabilities and obligations shall at and after the Closing remain the exclusive responsibility of Seller (the "Excluded Liabilities"):

                  (a) All liabilities and obligations of Seller or Shareholder under this Agreement or obligations of Seller or Shareholder with respect to or arising out of the consummation of the transactions contemplated by this Agreement;

                  (b) All liabilities and obligations of Seller for Seller's fees and expenses and taxes incurred by Seller in connection with, relating to, or arising out of the consummation of the transactions contemplated by this Agreement, except as specifically contemplated herein;

                  (c) Any liabilities or obligations or expenses of the Seller or Shareholder related to pending or threatened litigation of Seller or the Shareholder or otherwise related to the Business or Acquired Assets as of the Closing Date and disclosed (or that should have been disclosed) on Schedule 4.10;

                  (d) Any lien, encumbrance or claim affecting the title to the Acquired Assets including the Intellectual Property;

                  (e) Any liabilities, obligations or expenses relating to any environmental matter or condition disclosed (or that should have been disclosed) in Schedule 4.21;

                  (f) All amounts payable by Seller to its Shareholder; and

                  (g) All liabilities or obligations of or relating to Seller or the Business that are not Assumed Liabilities.

         Seller shall discharge or make an adequate provision for all Excluded Liabilities and, without limitation of the foregoing, if Seller shall liquidate, dissolve, or wind-up after the Closing, Seller shall pay, post security for, or otherwise make provision for all Excluded Liabilities prior thereto as provided under law and Shareholder expressly agrees to guarantee the payment of all Excluded Liabilities for which payment is required.

         2.4 Closing Balance Sheet. Seller shall deliver to Purchaser a closing balance sheet dated as of the Closing (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP; without limitation of the foregoing, Seller shall make appropriate accruals for any severance or vacation pay or other obligations or liabilities due or related to Seller's employees. The Closing Balance Sheet shall be delivered within ten (10) business days after the Closing.

         2.5 The Purchase Price. Subject to the provisions of Sections 2.6 and
2.7 below, the aggregate purchase price to be paid by Purchaser to Seller for the Acquired Assets (the "Total Purchase Price") will be the amounts specified in this Section 2.5, and will be paid by Purchaser to Seller as follows:

                  (a) Closing Payment. The amount payable at Closing shall be Three Million Dollars ($3,000,000), in the form of immediately available funds.

                  (b) Deferred Payment. Purchaser shall pay to Seller Six Million Dollars ($6,000,000), in the form of immediately available funds, payable 180 days after the Closing Date (the "Deferred Payment Date").

         2.6 Additional Revenue Incentive Payments. The Total Purchase Price may be increased pursuant to the following "Additional Revenue Incentive Payments":

                  (a) First Incentive Payment. In that event that the Revenue of the POS Division for the 1997 calendar year (which shall include the sum of (i) the Revenue of Seller from the period January 1, 1997 to the Closing Date, plus
(ii) the Revenue of Purchaser from the Closing Date to December 31, 1997 of the POS Division (the "1997 POS Revenue")) equals or exceeds Eight Hundred Thousand Dollars ($800,000), Purchaser shall deliver to Seller a cash payment equal to the First Incentive Payment Value (as defined below), in the form of immediately available funds, payable March 31, 1998; provided, however, that in lieu of 50% of such payment, and except as provided in Section 2.8, Purchaser, in its sole discretion, may deliver to Seller on March 31, 1998 an amount of WavePhore Common Stock having an aggregate value equal to 50% of the First Incentive Payment Value based upon the Average Market Price of WavePhore Common Stock ending one day prior to March 31, 1998. As used herein, "First Incentive Payment Value" shall be equal to Four Million Dollars ($4,000,000) multiplied by a fraction, the numerator of which shall be the Revenue of the POS Division for the 1997 calendar year, and the denominator of which shall be One Million Two Hundred Thousand Dollars ($1,200,000); provided, however, that the First Incentive Payment Value shall not exceed Four Million Dollars ($4,000,000).

                  (b) Second Incentive Payment. Subject to Purchaser's right to set-off pursuant to Section 11.7, Purchaser shall deliver to Seller a cash payment equal to the Second Incentive Payment Value (as defined below), in the form of immediately available funds, payable on March 31, 1999; provided, however, that in lieu of 50% of such payment, and except as provided in Section 2.8, Purchaser, in its sole discretion, may deliver to Seller on March 31, 1999 an amount of WavePhore Common Stock having an aggregate value equal to 50% of the Second Incentive Payment Value based upon the Average Market Price of WavePhore Common Stock ending one day prior to March 31, 1999. As used herein, "Second Incentive Payment Value" shall be equal to Five Million Dollars ($5,000,000) multiplied by a fraction, the numerator of which shall be the Revenue of the Combined Division for the 1998 calendar year, and the denominator of which shall be Eight Million Dollars ($8,000,000); provided, however, that the Second Incentive Payment Value shall not exceed Five Million Dollars ($5,000,000).

                  (c) Third Incentive Payment. Subject to Purchaser's right to set-off pursuant to Section 11.7, in the event that the Revenue of the Combined Division for the 1998 calendar year equals or exceeds Twelve Million Five Hundred Thousand Dollars ($12,500,000), Purchaser shall deliver to Seller a cash payment equal to the Third Incentive Payment Value (as defined below), in the form of immediately available funds, payable on March 31, 1999; provided, however, that in lieu of 50% of such payment, and except as provided in Section 2.8, Purchaser, in its sole discretion, may deliver to Seller on March 31, 1999 an amount of WavePhore Common Stock having an aggregate value equal to 50% of the Third Incentive Payment Value based upon the Average Market Price of WavePhore Common Stock ending one day prior to March 31, 1999. As used herein, "Third Incentive Payment Value" shall be equal to that amount, if any, as shall represent 40% of the Revenue of the Combined Division for the 1998 calendar year which is in excess of Twelve Million Five Hundred Thousand Dollars ($12,500,000); provided, however, that the Third Incentive Payment Value shall not exceed Two Million Dollars ($2,000,000).

                  (d) In order to facilitate the calculation of any Additional Revenue Incentive Payments to Seller hereunder, the POS Division shall be accounted for as a separate division in

1997 and the Combined Division shall be accounted for as a separate division in 1998. For the purpose of this Section 2.6, all Revenue generated or derived from the Acquired Assets and derivations therefrom shall be considered POS Revenue without regard to the division or subsidiary or other affiliated entity, including joint ventures, of Purchaser within which it was booked. Purchaser shall deliver to Seller and Shareholder proposed budgets for 1997 and 1998 for the POS and the Combined Divisions in accordance with Section 12.2 ("Proposed Budget"). Such Proposed Budget shall set forth Purchaser's present reasonable, good faith belief as to the estimate of resources necessary, and Purchaser's intention to fund, to meet or exceed the revenue targets set forth in this Agreement.

                  (e) Together with the payment by Purchaser of any Incentive Payments, Purchaser shall deliver to Seller financial statements which are reasonably necessary to support the calculation of such Incentive Payment in accordance with this Agreement. If Seller disputes the amount of any Incentive Payment provided for herein, Seller shall notify Purchaser within thirty (30) days after the delivery of such payment. If Seller gives notice of a dispute within such thirty (30) day period, promptly thereafter Purchaser and its accountants shall meet and consult with Seller and/or its accountants to use their best efforts to resolve and settle such dispute.

         If Purchaser and Seller are unable, in good faith, to resolve any dispute regarding the calculation of an Incentive Payment due Seller with respect thereto within thirty (30) calendar days after receipt by Purchaser of notice of dispute from Seller, then a "Big 6" accounting firm or office of national repute (other than the firm currently serving as auditors for Purchaser or Seller) as may be mutually agreed upon by Purchaser and Seller (the "Accounting Arbitrator") shall be employed as arbitrator hereunder to settle such dispute as soon as practicable. The parties shall give the Accounting Arbitrator access to all documents, facilities and personnel within their respective control reasonably necessary to perform its function as arbitrator. The parties agree that the Accounting Arbitrator shall decide only matters involving differences as to accounting practices and principles and other matters relating to the calculation of the Incentive Payment due Seller pursuant to this Agreement, and not to any non-accounting matters involving the construction or interpretation of this Agreement. Any arbitration pursuant to this Section 2.6(e) shall be conducted in Phoenix, Arizona, in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association. The Accounting Arbitrator determination with respect to any dispute by Seller hereunder shall be final and binding on all parties, and judgment on the arbitration award may be enforced in any court having jurisdiction over the subject matter of the controversy. The parties shall bear equally the cost of all fees and expenses of the Accounting Arbitrator for such services.

         2.7 Adjustments to Purchase Price. If, at any time prior to December 31, 1998, there occurs an "Event of Sale" (as defined below) of the POS Division or the Combined Division, the Additional Revenue Incentive Payments payable to Seller by Purchaser, as set forth in Section 2.6 may be adjusted (the "Sale Payment") as set forth in this Section 2.7.

                  (a) Definitions. The following terms, when used in this
Section 2.7, shall have the following meanings:

                   "EVENT OF SALE" shall mean a sale, merger, or other business combination of all or substantially all of the POS Division or Combined Division, except to or with an entity with respect to which WavePhore controls directly or indirectly 80% or more of the equity or voting interest.

                  "EVENT DATE" shall mean the date on which there occurs an Event of Sale.

                  "SALE PROCEEDS" shall mean all consideration received by Purchaser, if any, in connection with the Event of Sale.

                  (b) If an Event of Sale occurs at any time after the Closing Date but prior to January 1, 1998, then in lieu of the Additional Revenue Incentive Payments set forth in Section 2.6, Purchaser shall deliver to Seller an amount equal to 50% of the Sale Proceeds until such Sale Proceeds reach $22 million, after which 100% of such Sale Proceeds shall be retained by Purchaser.

                  (c) If an Event of Sale occurs at any time after December 31, 1997 but prior to January 1, 1999, Seller shall receive the First Incentive Payment, to the extent earned, plus an additional amount calculated as follows: in lieu of the Second and Third Incentive Payments as set forth in Section 2.6, Purchaser shall deliver to Seller a portion of the Sale Proceeds in the ratio that (i) $7 million bears to (ii) the sum of $9 million plus the amount of the First Incentive Payment earned and paid plus the gross book value of assets (including cash) contributed by Purchaser to the Combined Division from and after the Closing Date, until Seller shall have received $7 million, after which 100% of the Sales Proceeds shall be retained by Purchaser.

                  (d) Purchaser shall pay the Sale Payment, in cash promptly following any Event of Sale, provided, however, if Purchaser receives consideration other than cash, then Purchaser shall pay the balance of the Sale Payment the earlier of (i) the date any Additional Revenue Incentive Payments pursuant to Section 2.6 would otherwise be due; or (ii) upon conversion of the consideration to cash. For purposes of this Section 2.7(d), consideration other than cash shall be valued upon its receipt by Purchaser at its fair market value.

                  (e) Purchaser covenants and agrees that until December 31, 1998, it shall not without the prior written consent of Seller, which consent shall not be unreasonably withheld, sell any of the Acquired Assets if (i) such sale either individually or cumulatively would exceed 20% of the book value of such Acquired Assets, or (ii) would impair or have a material adverse affect on Seller's ability to achieve the Additional Revenue Incentive Payments; and that to the extent

Purchaser sells more than 20% of the Acquired Assets at a gain, such gain shall be included in the calculation of Revenue for the calendar year in which such sale occurs, pursuant to Section 2.6 hereof; provided, however, that no Intellectual Property included in the Acquired Assets may be sold prior to December 31, 1998 except with the prior consent of Shareholder, which consent shall not be unreasonably withheld.

         2.8 Maximum Deliverable WavePhore Common Stock. Notwithstanding anything to the contrary in Sections 2.6, or 2.7 above, in no event shall the aggregate amount of WavePhore Common Stock delivered or deliverable to Seller by Purchaser pursuant to Sections 2.6, or 2.7 (i) have voting power with respect to the WavePhore Common Stock equal to or in excess of 20% of the voting power outstanding with respect to the WavePhore Common Stock on the Closing Date, or
(ii) equal or exceed 20% of the amount of WavePhore Common Stock outstanding on the Closing Date. In the event that the foregoing limitation shall prevent Purchaser from delivering WavePhore Common Stock to Seller in accordance with Sections 2.6, or 2.7, Purchaser shall be required to deliver cash to Seller rather than WavePhore Common Stock, as otherwise set forth in Sections 2.6, or 2.7.

         2.9 Registration Rights. In the event that Purchaser elects to deliver shares of WavePhore Common Stock to Seller pursuant to Section 2.6, the following shall apply:

                  (a) Registration. WavePhore shall proceed as expeditiously as possible to prepare and file a registration statement with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act") on Form S-3 or such other form as appropriate covering the registration of all the WavePhore Common Stock for sale by Seller or Shareholder, and shall use its best efforts to cause such registration statement to become effective as of the date of delivery or as soon as practicable, and in any event within thirty (30) days, thereafter. WavePhore shall also prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than six months or such longer period as may be necessary to complete the sale of the WavePhore Common Stock in the manner set forth therein. WavePhore shall furnish to Seller and Shareholder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement and such other documents as they may reasonably request in order to facilitate the disposition of the WavePhore Common Stock.

                  (b) Qualification. WavePhore shall use its best efforts to qualify or register such WavePhore Common Stock under the securities or Blue Sky laws of such jurisdictions as Seller or Shareholder may reasonably request and do any and all other acts and things which may be reasonably necessary to enable Seller or Shareholder to sell the WavePhore Common Stock in such jurisdictions.

                  (c) Indemnification. WavePhore shall indemnify Seller and Shareholder, their officers and directors and each person who controls Seller or Shareholder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus, or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to WavePhore by Seller or Shareholder expressly for use therein or by Seller's or Shareholder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after WavePhore has furnished Seller or Shareholder with a sufficient number of the same. In connection with any underwritten offering, WavePhore shall indemnify such underwriters, their officers and directors and each person who controls such underwriters (within the meaning of the Securities
Act) to the same extent as provided above with respect to the indemnification of Seller and Shareholder. Seller and Shareholder shall indemnify WavePhore, its officers and directors and each person who controls WavePhore (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus, or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent the same are caused by or contained in any information furnished in writing to WavePhore by Seller or Shareholder expressly for use therein.

                  (d) Fees and Costs. With respect to each inclusion of shares of WavePhore Common Stock owned by Seller or Shareholder in a registration statement pursuant to this Section 2.9, all fees, costs and expenses of and incidental to such registration shall be borne by WavePhore; provided, however, that Seller and Shareholder shall bear their own underwriting discount and commissions.

                  (e) Exchange Act Filings. WavePhore will take all actions reasonably necessary to remain eligible to use a registration statement on Form S-3 or, if it shall fail to do so, shall file a registration statement on such other form as may be necessary to fulfill its obligations hereunder. Following the effectiveness of any registration statement filed by WavePhore pursuant to this Section 2.9, WavePhore will use its best efforts to file on a timely basis with the SEC all information required under Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and shall use its best efforts to take all action that may be required as a condition to the eligibility to use Form S-3 and to the availability of Rule 144 under the Securities Act (or any successor exemptive rule hereinafter in effect) with respect to WavePhore Common Stock.

                  (f) Delay in Registration. In the event WavePhore is unable to register WavePhore Common Stock delivered under Section 2.6 within thirty (30) days of the date of delivery, but does register such WavePhore Common Stock within ninety (90) days of the date of delivery, Seller or Shareholder shall be entitled to receive from WavePhore an amount in cash within ten (10) days after the registration is declared effective equal to the amount by which the Average Market Price used to determine the Additional Revenue Incentive Payment with respect to which such shares were delivered is more than the Average Market Price on the date that such registration becomes effective multiplied by the applicable number of shares. In the event WavePhore is unable to register WavePhore Common Stock delivered under Section 2.6 within ninety (90) days of the date of delivery, Seller or Shareholder shall have the option to surrender all or any portion of such shares to WavePhore no later than ten (10) business days after the expiration of such 90-day period in exchange for payment by WavePhore in cash of the Average Market Price used to determine the Additional Revenue Incentive Payment with respect to which such shares were delivered multiplied by the number of shares surrendered.

         2.10 Allocation of Purchase Price. The Total Purchase Price to be paid by Purchaser for the Acquired Assets shall be allocated as follows: The Total Purchase Price shall be allocated among the Acquired Assets in accordance with Internal Revenue Code 1060 and the regulations promulgated thereunder and in the manner mutually agreed to by Purchaser and Seller or Shareholder as promptly as reasonably practicable following the Closing, and Seller and Purchaser hereby agree to report this transaction for federal tax purposes in accordance with such allocation of the Purchase Price. Such allocation shall be reported by Purchaser and Seller on Internal Revenue Service Form 8594 Asset Acquisition Statement which will be filed with Purchaser's and Seller's Federal Income Tax Return for the tax year that includes the Closing Date. The parties further agree to coordinate their accounting for the transaction. The parties agree that the covenant not-to-compete is inseparable from and given to protect the goodwill and therefore none of the Total Purchase Price shall be allocated to the covenant not to compete set forth in Article 3 hereof. The increase in the Total Purchase Price resulting from Additional Revenue Incentive Payments under
Section 2.6 or adjustments to Additional Revenue Incentive Payments under
Section 2.7 shall be allocated among the Acquired Assets in the manner mutually agreed to by Purchaser and Seller or Shareholder as promptly as reasonably practicable following each of such payments, and Purchaser and Seller or Shareholder shall report such payments for federal tax purposes in accordance with such allocation. Such allocation shall be reported by Purchaser and Seller or Shareholder by filing a supplemental asset acquisition statement on Internal Revenue Service Form 8594 for the taxable year which includes such payments.

         2.11 Taxes. Purchaser shall pay all sales and use taxes arising out of the transfer of the Acquired Assets and Seller shall pay its portion, prorated as of the Closing Date, of state and local real and personal property taxes. Purchaser shall not be responsible for any payroll, excise, income, business, occupation, withholding, or similar tax, or any taxes of any kind related to any period prior to the Closing Date.

         2.12 Transfer Fees. Seller shall pay any and all transfer and assumption fees and expenses relating to the sale of the Acquired Assets by Seller to Purchaser, including, without limitation, all sales or use taxes or levies related, directly or indirectly, in any way to the classification or transfer of accounts receivable, inventory, fixed assets, or intangibles contemplated under this transaction to be accomplished prior to the Closing Date.

                                    ARTICLE 3

                               GRANT OF RIGHTS AND
                            AGREEMENT NOT TO COMPETE

         3.1 Intellectual Property. The intellectual property of Seller and Shareholder that is the subject of this Agreement is owned or licensed by Shareholder and has been used by Seller to operate the Business as a license terminable at the will of Shareholder and consists of Online Technology and Shareholder's Marks, as defined below.

         3.2 Online Technology. Seller and Shareholder warrant and represent that Schedule 3.2 contains a description of all of the technology owned or licensed by Seller and/or Shareholder and currently used to support the operations and to provide goods and services associated with the Business, including NewsCenter, Paracel Today, and BioView Today. NewsCenter is a self-contained software system owned by Shareholder. Paracel Today and BioView Today are applications of the system developed for specific purposes and owned by Shareholder. The technology listed in Schedule 3.2 is hereinafter referred to as "Online Technology", and shall include all rights to patents, copyrights, and all applications therefor, schematics, algorithms, technology, know how, computer programs, applications (in both source code and object code form), databases, platform integrations, trade secrets and tangible or intangible proprietary information or material owned or licensed by Seller and/or Shareholder and associated with the items listed in Schedule 3.2 or otherwise associated with the Business. Online Technology does not include, however, any rights to any third party licenses or the Fast Data Finder (the "FDF") acquired by Shareholder from TRW, Inc. in an agreement dated June 5, 1992 (the "TRW Agreement"), the rights to which shall be governed by Sections 3.4(d)-(g) of this Agreement.

         3.3 Shareholder's Marks. Paracel Today, Paracel, BioView Today, and BioView are trademarks and service marks owned by Shareholder ("Shareholder's Marks"). They are not registered but application for registration is being prepared, and registration will be sought by Shareholder.

         3.4      Grant.

                  (a) Shareholder grants to Purchaser a fully paid-up, irrevocable, worldwide, nonexclusive (except as set forth in Section 3.6) license, with right of sublicense, to:

                           (i) integrate the Online Technology into its
                  products, and to use, copy, modify, sublicense, and otherwise distribute the Online Technology in conjunction with its products;

                           (ii) use, copy, modify, sell and otherwise distribute
                  user manuals, sales, marketing and promotional materials, packaging designs, art work, and other similar items relating to the Online Technology and incorporating the Shareholder's Marks; and

                           (iii) use, modify, sublicense, and copy the Online
                  Technology and develop derivative materials as appropriate to maintain and support its products.

                  (b) Improvements, modifications, and derivatives of the Online Technology that are developed by Purchaser shall be owned by Purchaser.

                  (c) So long as Online Technology or a derivative thereof is the principal technology used by Purchaser within the Business, but no longer than ten (10) years following the date of Closing, Purchaser may use, without royalty compensation, Shareholder's Marks, subject in all cases to necessary and reasonable restrictions by Shareholder, or its assignee, to assure that the marks are not being improperly used.

                  (d) For a period of one (1) year following the Closing, Shareholder will provide maintenance free of charge on FDF products transferred to Purchaser hereunder; thereafter maintenance will be provided, so long as Shareholder provides such maintenance to other customers, at the price offered to its most favored of those customers. In the event that Shareholder ceases to provide such maintenance, or fails to provide such maintenance in accordance with reasonable standards to be agreed upon by the parties within 30 days following the date of Closing, Shareholder shall provide to Purchaser, free of charge, all available information relevant to the maintenance of FDF products.

                  (e) After the Closing, Shareholder and Purchaser shall negotiate in good faith to conclude mutually agreeable and reciprocal Value Added Reseller ("VAR") Agreements for Shareholder to act as a VAR for BioView Today and Purchaser to act as a VAR for FDF Technology. Such VAR Agreements shall be entered into no later than 45 days after the date of Closing. Until Purchaser has received qualification and becomes a Value Added Reseller, Shareholder agrees to fulfill Purchaser's requirements for Licensed Products as defined in the TRW Agreement on terms no less favorable than accorded to any other buyer of such Licensed Products.

                  (f) Shareholder covenants that it will maintain in full force and effect the TRW Agreement until the last to expire of the "Licenses" or "Patents" as those terms are defined in the TRW Agreement.

                  (g) FDF Technology. FDF technology refers to the hardware text profiling technology known as Fast Data Finder or FDF including any current version of "ServerOne," the operating system software for the FDF, developed and marketed by Shareholder under an exclusive license from TRW Inc. ("FDF Technology"). For the purposes of this Section 3.4(g), FDF Technology includes any text filtering and text profiling systems developed and marketed by Shareholder using the technology and patents licensed under the TRW Agreement including the current generation FDF 3 technology and its successors.

                  For as long as Purchaser is active in the Business, and uses the FDF Technology as its principal technology for filtering and profiling textual data, Shareholder agrees to sell FDF Technology to Purchaser at prices and on terms no less favorable than those offered to its most favored customers.

                  For a period of five (5) years following the Closing, provided that Purchaser is active in the Business and uses the FDF Technology as its principal technology for filtering and profiling text in the Business, and to the extent that Shareholder may legally do so, Shareholder further agrees not to sell, license, or supply FDF Technology to any party that Shareholder knows will use, or can reasonably be expected to use, the same in competition with Purchaser in the Business.

                  For a period of one (1) year following the Closing, Shareholder will provide maintenance free of charge on FDF Technology transferred to Purchaser hereunder; thereafter maintenance will be provided, so long as Shareholder provides such maintenance to other customers, at the price offered to the most favored of those customers.

         3.5 Shareholder's Ongoing Business in Biotechnology. Notwithstanding any other provisions of this Article 3, Shareholder shall have the right to engage in the business of marketing, selling, and distributing information-distribution products and related services to buyers in the fields of bioinformatic and pharmaceuticals research. Purchaser shall not use "Bioview" as a trademark except in conjunction with current products and derivatives thereof of the Business.

         3.6 Exclusivity and Competitive Licenses. For a period of five (5) years from the Closing Date, except as provided for in Paragraph 3.5, all rights in the Online Technology granted to Purchaser under this Article 3 shall be exclusive and solely accorded to Purchaser in the Field of Use. Shareholder shall not grant any right in the Online Technology to any other party in the Field of Use, and shall not grant any licenses to any third party to use or distribute any portion of the Online Technology for the manufacture or distribution of products or provision of services in the Field of Use. To the extent that Shareholder grants any further licenses relating to the Online Technology, Shareholder shall require and enforce warranties and covenants from its licensees that the Online Technology shall not be used or distributed in the Field of Use.

         3.7 Assistance with Third Party Licenses. To the extent transferable without additional cost to Shareholder or Seller, Seller shall transfer or otherwise make available to Purchaser all rights for use of third party technology (except for technology embodied in the TRW Agreement) and any associated rights that are used in conjunction with the Business ("Third Party Licenses"). Upon the effective transfer of such Third Party Licenses, Purchaser shall assume responsibility for payment of license fees and maintenance fees for such Third Party Licenses.

         3.8 Technology Transfer and Upgrade Assistance. For a period of one (1) year following the Closing, Shareholder agrees to make reasonable efforts to assist Purchaser in the technology transfer and continuing development of the Online Technology as may be requested by Purchaser ("Assisted Upgrades"). Assisted Upgrades shall include assignment of Shareholder's current Paracel Today development team (Andrew Oliver, Ocie Mitchell, and Debra Dell 'Oca) to the continuing development of NewsCenter and Paracel Today through the delivery of the upgrade known as Paracel Today 4.0, anticipated around September 1997, to the extent that they remain employees of Shareholder, and to the extent that their services are desired by Purchaser. Shareholder agrees to charge, and Purchaser agrees to pay, all time, material, and incidental costs associated with Assisted Upgrades at Shareholder's lowest commercial rates and at terms no less favorable than those offered to its most favored customers.

                  Until December 31, 1998, each party shall make available to the other, free of charge, a copy of any and all corrections, fixes, routine upgrades, and routine maintenance of the Online Technology and the FDF Technology, as they are released by the party. Each party further agrees to grant to the other all rights and licenses as described in this Article 3 for any and all such items provided pursuant to this paragraph. Notwithstanding the foregoing, Purchaser shall charge for mainteneance of the FDF Technology in accordance with Section 3.4(g) commencing one (1) year after Closing.

         3.9 Agreement Not to Compete. Except as provided for in Paragraph 3.5, in consideration of the Total Purchase Price set forth herein and as an inducement to Purchaser to enter into this Agreement, each of Seller and Shareholder and any of their direct or indirect subsidiaries, hereby covenant and agree that except as otherwise agreed it will not after the Closing Date for a period of five (5) years after the Closing:

                  (a) Engage, directly or indirectly, either as principal, partner, joint venturer, consultant, agent, or proprietor (other than as an owner of 1% or less of the outstanding stock of a public corporation whose stock is traded on a recognized public exchange but not including

WavePhore, Inc.) or in any other manner participate in the ownership, management, operation, or control of any person, firm, partnership, limited liability company, corporation, or other entity which engages in the business of selling any products or services which are competitive with the Business as continued by Purchaser or any of its affiliates; or

                  (b) Directly or indirectly solicit for employment any person who is an employee of Purchaser; or

                  (c) Directly or indirectly solicit for employment any person who, as of the Closing Date, is any employee of Seller who thereafter becomes an employee of Purchaser.

         3.10 Acknowledgment; Relief for Violation. Each of Seller and Shareholder hereby agree that the period(s) of time provided for in this Article 3, and the territorial restrictions and other provisions and restrictions set forth herein, are reasonable and necessary to protect Purchaser and its successors and assigns in the use and employment of the goodwill of the Business conducted by Seller prior to the Closing Date and sold by Seller to Purchaser pursuant to this Agreement. Each of Seller and Shareholder further agree that damages cannot compensate Purchaser in the event of a violation of the above agreement not to compete, and that, if such violation should occur, injunctive relief shall be essential for the protection of Purchaser and its successors and assigns. Accordingly, each of Seller and Shareholder hereby covenant and agree that, in the event any of the provisions of the agreement not to compete shall be violated or breached, Purchaser shall be entitled to obtain injunctive relief against the party or parties violating such covenants, without bond but upon due notice, in addition to such further or other relief as may pertain at equity or law. Petition for or obtainment of such an injunction by Purchaser shall not be considered an election of remedies or a waiver of any right to assert any other remedies which Purchaser has at law or in equity. No waiver of any breach or violation hereof shall be implied from forbearance or failure by Purchaser to take action thereon.

         3.11 Severability. Each of Seller and Shareholder agree that, if any provision with respect to this Article 3 shall be adjudicated to be invalid or unenforceable, such provision shall be deleted from this Agreement, but such deletion is to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided, however, that to the extent any provision hereof is deemed unenforceable by virtue of its scope in terms of area or length of time, but may be made enforceable by limitations thereon, each of Seller and Shareholder agrees that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction in which the enforcement is sought. Each of Seller and Shareholder further agrees that the amount(s) paid by Purchaser under this Agreement shall not limit, restrict, or otherwise be deemed to establish the amount of damages suffered by Purchaser by reason of any breach of this Article 3.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                                 AND SHAREHOLDER

         As of the date hereof and as of the Closing Date, Seller and Shareholder, jointly and severally, hereby represent and warrant to Purchaser each of the following:

         4.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Except as disclosed in
Schedule 4.1, each of Seller and Shareholder has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in every jurisdiction where the failure to do so would have a material adverse effect on its business, properties or ability to conduct the business currently conducted by it. The copies of the Articles of Incorporation and Bylaws of Seller and Shareholder previously furnished to Purchaser are correct and complete and reflect all amendments thereto.

         4.2 Authority Relative to This Agreement. Each of Seller and Shareholder has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Seller and Shareholder and the consummation by Seller and Shareholder of the transactions contemplated hereby have been duly authorized by Seller and Shareholder, and no other corporate proceedings on the part of Seller and Shareholder are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Seller and Shareholder and, assuming the due authorization, execution and delivery by Purchaser, constitutes a valid and binding obligation of each, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity. Neither Seller nor Shareholder is subject to, or obligated under, any provision of (a) its Articles of Incorporation or Bylaws, (b) any material agreement, arrangement or understanding, (c) any material license, franchise or permit, or
(d) any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration would arise or any encumbrance on any of its or any of its subsidiaries' assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

         4.3 Capitalization. All of the issued and outstanding shares of common stock or other equity securities of Seller are validly issued, fully paid and nonassessable, and are owned free and clear by Shareholder, and there are no other shares of capital stock of Seller outstanding. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Seller to issue or to transfer from treasury any additional shares of its capital stock.

         4.4 Financial Statements. Seller has delivered to Purchaser (i) the unaudited balance sheet of Seller for the year ended December 31, 1996, and (ii) the unaudited statement of operations for the year ended December 31, 1996 (collectively the "Unaudited Financial Statements"). Seller's Unaudited Financial Statements are complete and correct and in accordance with the books of account and records of Seller, and present fairly Seller's financial position. The Unaudited Financial Statements have been prepared in accordance with GAAP. The Unaudited Financial Statements and the financial statements of Seller for the fiscal year ended December 31, 1995 are capable of being audited in accordance with GAAP.

         4.5 Subsidiaries. Seller does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, trust, or other entity.

         4.6 Absence of Undisclosed Liabilities. Except for Assumed Liabilities, Seller has no obligations or liabilities of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the Business, except (a) as and to the extent disclosed or reserved against in the March 1997 Balance Sheet and (b) for liabilities and obligations that (i) were incurred after the date of the March 1997 Balance Sheet in the ordinary course of business consistent with prior practice and (ii) individually and in the aggregate are not material to the Business and have not had or resulted in, and will not have or result in, a material adverse effect.

         4.7 Absence of Certain Developments. Except as set forth in Schedule 4.7, since March 31, 1997, Seller has not:

                  (a) changed its accounting methods or practices (including any change in depreciation or amortization policies or rates) or revalued any of its assets;

                  (b) redeemed or purchased, directly or indirectly, any shares of its capital stock, or declared or paid any dividends or distributions with respect to any shares of its capital stock;

                  (c) issued or sold any equity securities of it, securities convertible into or exchangeable for equity securities of it, warrants, options or other rights to acquire equity securities of it, or bonds or other securities of it;

                  (d) borrowed any amount under existing lines of credit or otherwise or incurred or become subject to any indebtedness, except as reasonably necessary for the ordinary operation of Seller's business and in a manner and in amounts that are in keeping with the historical practice of Seller;

                  (e) discharged or satisfied any lien or encumbrance or paid any liability, other than current liabilities and related liens (or current installments due on intermediate or long-term liabilities) paid or satisfied in the ordinary course of business;

                  (f) sold, assigned, transferred, mortgaged, pledged or subjected to any lien, charge or other encumbrance, any tangible assets, properties, or rights of Seller, except as incurred in the ordinary course of business consistent with the past practices of Seller;

                  (g) sold, assigned or transferred (including without limitation transfers to any employees, shareholders or affiliates of Seller) any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, or disclosed any proprietary or confidential information to any person other than Purchaser, except in the ordinary course of business;

                  (h) materially changed the pricing or royalties set or charged by Seller to its customers or licensees or agreed to any material change in the pricing or royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 4.20) to Seller;

                  (i) canceled, waived or compromised any right, claim or debt, or changed any payment practice, other than the write-off or compromise of any account receivable in the ordinary course of business and consistent with past practice;

                  (j) suffered any material theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

                  (k) increased the annualized level of compensation of or granted any extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, or terminated, amended or otherwise modified any plans for the benefit of employees;

                  (l) made any loans or advances to, or guarantees for the benefit of, any persons (other than advances to sales personnel in the ordinary course of business);

                  (m) engaged or agreed to engage in any extraordinary transactions or distributions except in the ordinary course of business;

                  (n) taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with the Shareholder;

                  (o) suffered or permit to have occurred any material adverse changes in the business, operations, financial condition, property, or affairs of Seller, as a result of any occurrence or development or threatened occurrence or development, whether or not insured against, which would materially adversely affect the properties or assets, or the business operations or affairs of Seller;

                  (p) failed to pay its debts or obligations when due;

                  (q) made any agreements to do any of the things described in the preceding clauses (a) through (p).

         4.8      Real Estate.

                  (a) Seller does not own any real estate.

                  (b) Schedule 4.8 sets forth a list of all leases of real property and improvements relating to the Business ("Leases"), in each case, setting forth (i) the lessor and lessee thereof and the date and term of each of the Leases, (ii) the street address of each property covered thereby, and (iii) a brief description (including size and function) of the principal improvements and buildings thereon (the "Leased Premises"). The Leases are in full force and effect and have not been amended, Seller has a valid and existing leasehold interest under each such Lease for the term set forth therein, and neither Seller nor any other party thereto is in material default or material breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such Leases, except for breaches or defaults which in the aggregate could not reasonably be expected to have a material adverse effect on the Business.

                  (c) The properties set forth on Schedule 4.8 constitute all of the real estate used or occupied by Seller in connection with the Business, and each such property has access, sufficient for the conduct of the business conducted thereon, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the Business.

                  (d) Seller is not in violation of any applicable zoning ordinance or other law, regulation, or requirement relating to the operation of any of the properties used in the Business, including, without limitation, applicable environmental protection and occupational health and safety laws and regulations, and Seller has not received any notice of any such violation, or of the existence of any condemnation proceeding with respect to any properties owned or leased by it.

         4.9 Title to Acquired Assets. The Acquired Assets constitute all property necessary for the operation of the Business as now conducted, and such property is in good working condition. Seller is the owner, beneficially and of record, of all of the Acquired Assets free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions, except as described in Schedule 4.9.

         4.10 Litigation. Except as set forth on Schedule 4.10, there are no suits, claims, actions, arbitrations, investigations, or proceedings entered against, now pending, or, to the Seller's or Shareholder's Knowledge, threatened against Seller or Shareholder, jointly or severally, before any court, arbitration, administrative or regulatory body, or any governmental agency which may result in any judgment, order, award, decree, liability, or other determination which will or could reasonably be expected to have any material adverse effect upon Seller or Shareholder, the Acquired Assets, or the Business. Neither Seller nor Shareholder is subject to any continuing court or administrative order, writ, injunction, or decree applicable to it or to the Business, Acquired Assets, or to employees, and Seller is not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality.

         4.11 Consents. Except as otherwise disclosed on Schedule 4.11, neither Shareholder nor Seller is required to obtain any consents or other approvals from any governmental agency, bureau, or authority, or other person, including any lender, vendor, or lessor in order to effect the transaction contemplated hereby.

         4.12 Solvency; Bulk Sales. The transfer of the Acquired Assets is not fraudulent to any creditor or equity interest holder of Seller. There is no Texas bulk sales or bulk transfer law applicable to the sale of the Acquired Assets hereunder.

         4.13 Taxes. Seller, and Shareholder with respect to Seller, have filed all federal, foreign, state, county and local income, excise, property, sales and other tax returns which are required to be filed by them, and all such returns are true and correct; all taxes due and payable (whether or not shown on any tax return) by Seller have been paid; Shareholder and Seller file a consolidated tax return; Seller's portion of any provision for taxes is included in Shareholder's Balance Sheet and as of the Closing Date, Shareholder will accrue an amount sufficient to cover Seller's portion of any tax liability; Seller has paid all taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee, creditor, or third party; Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency; to the best Knowledge of Seller and Shareholder, the assessment of any additional taxes relating to Seller for periods for which returns have been filed is not expected; and Seller has not received notice of any unresolved questions or claims concerning the tax liability of Seller. Seller is not a party to a tax sharing or allocation agreement nor does Seller owe any amount under such agreement. Neither Seller nor the Acquired Assets are subject to any federal sales tax upon sale or other disposition thereof.

         4.14 Licenses and Permits. Schedule 4.14 sets forth a list of all of the licenses, franchises, certificates, permits, easements, consents, rights, and privileges, including, without limitation, those of any federal, state, or local governmental or regulatory body, that are necessary and appropriate to the operation of the Business by the Seller. All such items are in full force and effect and true and correct copies thereof have heretofore been furnished to Purchaser.

         4.15 Compliance with Laws. Seller is not in default under or in violation of any applicable statute, law, ordinance, decree, order, rule, regulation, franchise, permit, or license of any governmental body, which had or may have a material adverse affect upon any property or assets of Seller, or upon Seller's Business, condition (financial or other) or results of operations or the Acquired Assets.

         4.16 Contracts. Except as set forth in Schedule 4.16 hereto, there is no legally enforceable contract, agreement, commitment, or arrangement ("Contract"), or any outstanding unaccepted offer ("Offer"), whether written or oral, express or implied, fixed or contingent, having a value of greater than Five Thousand Dollars ($5,000.00), to which Seller is a party or by which any property or asset of Seller is bound; provided, however, that the Contracts and Offers set forth on Schedule 4.16 include all service contracts to which Seller is a party regardless of value. Seller has made available to Purchaser true and correct copies of all written (and has furnished to Purchaser accurate and complete written summaries of all material provisions of all oral) Contracts and Offers, all as presently in effect. Seller is not in default in the payment of any obligation under, or in the performance of any material covenant or obligation to be performed by such party pursuant to, any Contract. Except only as to contracts, agreements, and other documents listed in Schedule 4.16 attached hereto or any other Schedule attached hereto, Seller is not a party to or bound by any written or oral:

                  (a) Contract not made in the ordinary course of business;

                  (b) employment or independent contractor agreement;

                  (c) Contract with any labor union or association;

                  (d) bonus, pension, profit sharing, retirement, stock purchase, hospitalization, medical reimbursement, insurance, or other plan providing employee benefits;

                  (e) lease with respect to any property, real or personal, whether as lessor or lessee;

                  (f) continuing Contract for the future purchase of materials, supplies, or equipment;

                  (g) Contract or commitment for capital expenditures;

                  (h) Contract continuing over a period of more than thirty (30) days from its date;

                  (i) Contract for the lease, operation, or maintenance of any machinery or equipment; or

                  (j) Contract or agreement to pay any royalties or fees with respect to any sales of Seller.

         4.17 Accounts Receivable. Except to the extent collected since March 31, 1997, all accounts receivable reflected on the March 1997 Balance Sheet, and all accounts receivable of Seller accruing between March 31, 1997 and the Closing Date are and will be (i) bona fide claims against debtors for sales or other charges, (ii) subject to no Known defenses, set-offs, or counterclaims, and (iii) collectible in accordance with their terms, other than to the extent of the reserves set forth on the March 1997 Balance Sheet. All such accounts receivable of Seller arose in the ordinary course of business and are carried at values determined in accordance with GAAP.

         4.18 [Intentionally Omitted].

         4.19 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order, or decree to which Seller is a party or otherwise binding on Seller which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of Seller, the Acquired Assets (tangible or intangible), or the conduct of the Business.

         4.20 Intellectual Property.

                  (a) Seller and Shareholder warrant and represent that (i) it owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and all applications therefor, maskworks, net lists, schematics, algorithms technology, know-how, computer software programs or applications (in both source code and object code form), platform integration and databases, trade secrets and tangible or intangible proprietary information or material that are used in the Business as currently conducted (the "Intellectual Property"); and (ii) as of the Closing Date the Intellectual Property will function substantially in accordance with the description set forth in Schedule 3.2.

                  (b) Seller and Shareholder warrant and represent that Schedule
3.2 contains a true and correct description of (i) the Online Technology, (ii) Third Party Licenses, (iii) patents and trademarks used in the Business.

                  (c) Seller and Shareholder warrant and represent that, except for End User Licenses and information provider agreements, the execution and delivery of this Agreement by Seller and Shareholder, and the consummation of the transactions contemplated hereby, will neither cause Seller or Shareholder to be in violation or default under any license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Except for End-User Licenses and information provider agreements granted to Seller or Shareholder, and except as set forth on Schedule 3.2, Seller or Shareholder is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Intellectual Property rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Intellectual Property rights are being used.

                  (d) Except as disclosed in Schedule 4.10, no claims with respect to the Intellectual Property rights have been asserted or are threatened by any person nor are there any Known valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any Seller or Shareholder product infringes on any copyright, patent, trade secret or other proprietary right of any third party, (ii) against the use by Seller or Shareholder of any trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in Seller's Business as currently conducted, or (iii) challenging the ownership by Seller or the validity or effectiveness of any of the Intellectual Property rights. All licenses to Intellectual Property patents, and registered trademarks, service marks and copyrights held by Seller are valid and subsisting. There is no Known unauthorized use, infringement or misappropriation of any of the Intellectual Property rights by any third party, including any employee or former employee of Seller. No Intellectual Property right or product of Seller or Shareholder is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the transfer or licensing thereof by Seller.

                  (e) Seller has required its employees and contractors with access to its Intellectual Property rights and proprietary and confidential information to execute proprietary information and confidentiality agreements substantially in Seller's standard forms and has provided Purchaser with copies of all such forms.

         4.21     Environmental Matters.

                  (a) Seller has at all times been in full compliance with all Environmental Laws governing its Business, operations, properties, and assets, including, without limitation: (i) all requirements relating to the Discharge and Handling of Hazardous Substances or other Wastes defined below); (ii) all requirements relating to notice, record keeping, and reporting; (iii) all requirements relating to obtaining and maintaining Permits for the ownership of its properties and assets and the operation of the Business, including Permits relating to the Handling and Discharge of Hazardous Substances and other Wastes; or (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests, or demands issued pursuant to, or arising under, any Environmental Laws.

                  (b) There are no (and there is no basis for any) orders, warning letters, notices of violation (collectively "Notices") or proceedings pending or threatened against or involving Seller, the Business, or the Acquired Assets issued by any governmental authority or third party with respect to any Environmental Laws or Permits issued to Seller thereunder in connection with, related to, or arising out of the ownership by Seller of its properties or assets or the operation of the Business which have not been resolved to the satisfaction of the issuing governmental authority or third party in a manner that would not impose any obligation, burden, or continuing liability on Purchaser in the event that the transactions contemplated by this Agreement are consummated, or which could have a material adverse effect on Seller's Business, financial condition, or results of operations including, without limitation: (i) Notices or proceedings related to Seller being a potentially responsible party for a federal or state environmental cleanup site or for corrective action under any applicable Environmental Laws; (ii) Notices or proceedings in connection with any federal or state environmental cleanup site, or in connection with any of the real property or premises where Seller has transported, transferred, or disposed of other Wastes; (iii) Notices or proceedings relating to Seller being responsible to undertake any response or remedial actions or clean-up actions of any kind; or (iv) Notices or proceedings related to Seller being liable under any Environmental Laws for personal injury, property damage, natural resource damage, or clean up obligations.

                  (c) Except as set forth on Schedule 4.21, Seller has not Handled or Discharged, nor allowed or arranged for any third party to Handle or Discharge, Hazardous Substances or other Waste to, at, or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Substances or other Waste; (ii) any of the leased real property; or (iii) any site (x) which, pursuant to CERCLA or any similar state law has been placed on the National Priorities List or its state equivalent; or (y) with respect to which the Environmental Protection Agency or the relevant state agency or other Governmental Authority has notified Seller that such Governmental Authority has proposed or is proposing to place on the National Priorities List or its state equivalent. There has not occurred, nor is there presently occurring, a Discharge, or threatened Discharge, of any Hazardous Substance on, into, or beneath the surface of, or adjacent to, any of Seller's real property in an amount or otherwise requiring a Notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws.

                  (d) Schedule 4.21 identifies the operations and activities, and locations thereof, which have been conducted and are being conducted by Seller, on any of Seller's real property or leased property which have involved the Handling or Discharge of Hazardous Substances.

                  (e) Schedule 4.21 identifies the locations to which Seller has transferred, transported, hauled, moved, or disposed of Waste over the past five
(5) years and the types and volumes of Waste transferred, transported, hauled, moved, or disposed of to each such location.

                  (f) Except as set forth on Schedule 4.21, Seller does not use, and has never used, any Aboveground Storage Tanks or Underground Storage Tanks, and there are not now nor have there ever been any Underground Storage Tanks beneath any of Seller's leased real property that are required to be registered under applicable Environmental Laws.

                  (g) Schedule 4.21 identifies (i) all environmental audits, assessments, or occupational health studies undertaken since January 1, 1994 by Seller or its agents or undertaken by any Governmental Authority or any third party, relating to or affecting Seller or any of Seller's real property or leased real property; (ii) the results of any ground, water, soil, air, or asbestos monitoring undertaken by Seller or its agents or undertaken by any Governmental Authority or any third party, relating to or affecting Seller or any of Seller's leased real property which indicate the presence of Hazardous Substances at levels requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws; (iii) all material written communications between Seller or Shareholder and any Governmental Authority arising under or related to Environmental Laws; and (iv) all outstanding citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting either Seller or any of Seller's real property or leased property.

                  (h) For purposes of this Section 4.21, the following terms shall have the meanings ascribed to them below:

                  "ABOVEGROUND STORAGE TANK" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks.

                  "DISCHARGE" means any manner of spilling, leaking, dumping, discharging, releasing, or emitting, as any of such terms may further be defined in any Environmental Law, into any medium including, without limitation, ground water, surface water, soil, or air.

                  "ENVIRONMENTAL LAWS" means all federal, state, regional, or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where Seller conducts business, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste, or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601, et seq. (collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq. (collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C.
                  Section 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. Section 1311, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401-7642; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. Section 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C.
                  Section 11001, et seq. (Title III of SARA) ("EPCRA"); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq. ("OSHA").

                  "HANDLE" means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing, or using, as any of such terms may further be defined in any Environmental Law, of any Hazardous Substances or Waste.

                  "HAZARDOUS SUBSTANCES" shall be construed to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant, or constituent thereof, whether liquid, solid, semi-solid, sludge, and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which are or become regulated, listed, or controlled by, under, or pursuant to any Environmental Laws, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA, and OSHA, or any similar state statute, or any future amendments to, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree.

                  "UNDERGROUND STORAGE TANK" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Underground Storage Tanks.

                  "WASTE" shall be construed to include agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, used oils, white goods, and yard trash as those terms are defined under any applicable Environmental Laws.

         4.22 Employees. Set forth on Schedule 4.22 is a list of names, current annual rates of salary, bonus, employee benefits, accrued vacation and sick time, sick pay, and other compensation and benefits and perquisites, including the provision of Seller owned automobiles, of all the present officers and directors of Seller, as well as of the employees and agents of Seller whose work relates, directly or indirectly, to the operation of the Business. To the Knowledge of Seller and Shareholder, no key employee of Seller, and no group of Seller's other employees, has any plans to terminate his, her, or its employment. Seller is not a party to any collective bargaining agreement, Seller has no material labor relations problems pending, and Seller's labor relations are satisfactory in all material respects. Seller has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, and the payment of social security and other taxes. Except as set forth on Schedule 4.22, Seller may terminate any employee, with or without cause, without liability or obligation other than for salary accrued through the date of any such termination.

         4.23     Employee Benefit Plans.

                  (a) With respect to the employees and former employees of Seller, except as set forth in the Schedule 4.23, Seller does not presently maintain, contribute to or have any liability (including current or potential multi-employer plan withdrawal liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) under any (i) non-qualified deferred compensation or retirement plan or arrangement which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA, (ii) defined contribution retirement plan or arrangement designed to satisfy the requirements of Section 401(a) of the Code, which is an employee pension benefit plan, (iii) defined benefit pension plan or arrangement designed to satisfy the requirements of Section 401(a) of the Code, which is an employee pension benefit plan, (iv) "multi-employer plan" as such term is defined in Section 3(37) of ERISA, (v) unfunded or funded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees which is an "employee welfare benefit plan" as such term is defined in
Section 3(1) of ERISA, except as required by Section 4980B of the Code or Sections 601 through 609 of ERISA, or (vi) any other employee welfare benefit plan.

                  (b) With respect to each of the employee benefit plans listed in Schedule 4.23, Seller has furnished to Purchaser true and complete copies of
(i) the plan documents (including any related trust agreements), (ii) the most recent determination letter received from the Internal Revenue Service, (iii) the latest actuarial valuation, (iv) the latest financial statement, (v) the last Form 5500 Annual Report, and (vi) all related trust agreements, insurance contracts or other funding agreements which implement such employee benefit plan. Neither Seller nor any of its directors, officers, employees or any other "fiduciary", as such term is defined in Section 3(21) of ERISA, has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such plans.

                  (c) With respect to each plan listed in the Schedule 4.23: (i) Seller has performed in all material respects all obligations required to be performed by it under each such plan and each such plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, rules, and regulations, including but not limited to the Code and ERISA; (ii) there are no actions, suits or claims pending or, to the Knowledge of Seller or Shareholder threatened (other than routine claims for benefits) against any such plan; (iii) each such plan can be amended or terminated in accordance with its terms, without liability to Seller, and (iv) to Seller's and Shareholder's Knowledge, there are no inquiries or proceedings pending or, to the Knowledge of Seller or Shareholder threatened by the Internal Revenue Service or the Department of Labor with respect to any such plan.

                  (d) With respect to the insurance contracts or funding agreements which implement any of the employee benefit plans listed in the
Schedule 4.23, such insurance contracts or funding agreements are fully insured or the reserves under such contracts are sufficient to pay claims incurred.

                  (e) Each plan listed in the Schedule 4.23 that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify and each trust created thereunder has been determined by the Internal Revenue Service to be exempt from tax under
Section 501(a) of the Code and, to the Knowledge of Seller or Shareholder, nothing has occurred since the date of the most recent determination that would be reasonably likely to cause any such plan or trust to fail to qualify under
Section 401(a) of the Code.

         4.24 Insurance. Schedule 4.24 lists and briefly describes each insurance policy and fidelity bond maintained by Seller with respect to its properties, assets, employees and officers and directors of Seller and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and Seller is not in default with respect to its obligations under any of such insurance policies. There is no claim of Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. To the best of Seller's or Shareholder's Knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies. To Seller's or Shareholder's Knowledge, the insurance coverage of Seller is customary for corporations of similar size engaged in similar lines of businesses.

         4.25 Warranties. Except as set forth on Schedule 4.25, Seller has not given or made any express warranties to third parties with respect to any products sold or services performed by Seller. Seller has no Knowledge of any state of facts or the occurrence of any event forming the basis of any present claim against Seller for liability due to any express or implied warranty.

         4.26 Brokers and Finders. Neither Shareholder nor Seller has not dealt with any broker, finder, or other person entitled to any broker's or finder's fee, commission, or other similar compensation in connection with the transaction contemplated hereby.

         4.27 No Default. There has been no default in any material respect in any obligation to be performed by Seller under any contract, lease, agreement, commitment, or undertaking to which it is a party or by which it or its assets or properties are bound, nor has Seller waived any material right under any such contract, lease, agreement, commitment, or undertaking.

         4.28 Transactions with Affiliated Parties. To the best of Seller's or Shareholder's Knowledge, no employee, agent, officer, or director of Seller or any of their spouses or children, any trust of which any such person is the grantor, trustee, or beneficiary, any corporation of which any such person or party is a shareholder, employee, officer, or director, or any partnership in which any such person or party owns an interest (all such persons and entities being herein referred to collectively as "Affiliated Parties" and individually as "Affiliated Party") has any agreement with Seller or any interest in any property, tangible or intangible, used in or pertaining to the Business. To the best of Seller's or Shareholder's Knowledge, no Affiliated Party has any ownership interest, directly, indirectly, or beneficially, in any competitor or potential competitor, supplier, or customer of Seller.

         4.29 Books and Records. The books and records of account of the Seller are correct and reflect a true record of all financial affairs of the Seller as prepared in the normal course of business through the date hereof, and the minute books and other records of Seller fairly reflect the meetings and proceedings of the Seller and its Board of Directors and Shareholder.

         4.30 HSR Act. Neither Seller nor Shareholder nor any "acquired person" of which Seller may be deemed to be a part of has $100 million or more in assets or annual net sales, all as determined in accordance with the HSR Act as of Seller's latest reporting date.

         4.31 Investment Representations. Seller and Shareholder represent that:

                  (a) They have been advised that the WavePhore Common Stock has not been registered under the Securities Act nor qualified under any state securities laws on the grounds that no distribution or public offering of the WavePhore Common Stock is to be effected, and that in this connection the Purchaser is relying in part on the representations of Seller and Shareholder set forth herein.

                  (b) The WavePhore Common Stock is being acquired for Seller's and Shareholder's own account for the purpose of investment and not with a view to distribution or resale thereof, and that neither has any present intention of selling, granting any participation in, or otherwise distributing the WavePhore Common Stock that it acquires.

                  (c) Seller and Shareholder are able to bear the economic risks of an investment in the WavePhore Common Stock acquired by them pursuant to this Agreement and without materially impairing its financial condition, can hold the WavePhore Common Stock for an indefinite period of time and can afford to suffer complete loss on its investment.

                  (d) Seller and Shareholder each have such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of acquiring the WavePhore Common Stock. Neither Seller nor Shareholder has been formed or organized for the specific purpose of acquiring the WavePhore Common Stock. Seller and Shareholder have received all the information it has requested from the Purchaser it considers necessary or appropriate for deciding whether to accept the WavePhore Common Stock.

                  (e) Seller and Shareholder are aware that the WavePhore Common Stock may be resold without registration or qualification under the Securities Act and applicable state securities laws only in certain limited circumstances and if certain conditions are met. Seller and Shareholder are also aware that none of the WavePhore Common Stock may be sold pursuant to Rule 144 adopted under the 1933 Act unless certain conditions have been met and until Seller or Shareholder have held the WavePhore Common Stock for at least the holding period required by such rule.

                  (f) Seller and Shareholder acknowledges that the certificates representing the WavePhore Common Stock, when issued, shall contain the following legend, as well as any legends regarding applicable state securities laws:

                  THE SECURITIES REPRESENTED BY THIS
                  CERTIFICATE HAVE NOT BEEN REGISTERED UNDER
                  THE SECURITIES ACT OF 1933; THEY HAVE BEEN
                  ACQUIRED BY THE HOLDER FOR INVESTMENT AND
                  MAY NOT BE PLEDGED, HYPOTHECATED, SOLD,
                  TRANSFERRED OR OTHERWISE DISPOSED OF
                  EXCEPT AS MAY BE AUTHORIZED UNDER THE
                  SECURITIES ACT OF 1933, AND THE RULES AND
                  REGULATIONS PROMULGATED THEREUNDER.

                  (g) Seller and Shareholder represent that the address or addresses set forth below its name on Schedule 4.31 hereto is or are the true and correct addresses of Seller and Shareholder, as the case may be, and, if not the principal place of business of Seller or Shareholder, then it is the address from which Seller or Shareholder negotiated the investment of the WavePhore Common Stock.

         4.32 Disclosure. Neither this Agreement nor any of the schedules or exhibits hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Purchaser that materially affects adversely or could reasonably be anticipated to materially affect adversely the assets, financial condition or operating results, customer, employee or supplier relations, business condition or prospects, or financing arrangements of Seller.

                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES
                            OF WAVEPHORE AND NEWSCAST

         As of the date hereof and as of the Closing Date, WavePhore and Newscast, jointly and severally, hereby represent and warrant to Seller and Shareholder the following:

         5.1 Organization and Standing. Newscast is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has all the requisite corporate power to enter into and perform this Agreement. WavePhore is a duly organized and validly existing corporation in good standing under the laws of the State of Indiana and has all the requisite corporate power to enter into and perform this Agreement.

         5.2 Authority of Purchaser. Each of Newscast and WavePhore is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and all required corporate action with respect thereto has been duly and validly taken, and this Agreement is binding upon Newscast and WavePhore and enforceable in accordance with its terms, and Seller has received certified copies of all resolutions pertaining to such authorizations.

         5.3 Restrictions. Purchaser is not subject to any restriction, agreement, law, judgment, or decree which would prohibit or be violated by the execution, delivery, or performance hereof.

         5.4 Brokers and Finders. Purchaser has not dealt with any broker, finder, or other person entitled to any broker's or finder's fee, commission, or other similar compensation in connection with the transaction contemplated hereby.

         5.5 Litigation. There is no suit, claim, arbitration, investigation, action, or proceeding entered against, now pending, or, to the Purchaser's knowledge, threatened against Purchaser before any court, arbitration, administrative, or regulatory body or any governmental agency which may result in any judgment, order, award, decree, liability, or other determination which will, or could reasonably be expected to, materially impair the ability of the Purchaser to fulfill and perform its obligations under this Agreement.

         5.6 HSR Act. Neither Newscast or WavePhore nor any "acquiring person" of which Purchaser may be deemed to be a part of has $100 million or more in assets or annual net sales, all as determined in accordance with the HSR Act as of Seller's latest reporting date.

         5.7 SEC Documents. Purchaser has delivered to Seller and Shareholder true and correct copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, its Form 10-Q for period ended March 31, 1997, all as filed with the SEC (collectively, "SEC Documents"). The SEC Documents contain an audited balance sheet of Purchaser as of December 31, 1996 and the related audited statements of operation and cash flow for the year then ended, and the unaudited balance sheet of the Purchaser as of March 31, 1997 and the related unaudited statements of operation and cash flow for the period then ended (the "Company Financials"). The Company Financials are correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The Company Financials present fairly the financial condition and operating results and cash flows of the Purchaser as of the dates and during the periods indicated therein.

         5.8 SEC Filings. Purchaser has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months and all such reports, registration statements and other documents complied, in all material respects with the requirements of such Act.

                                    ARTICLE 6

                       COVENANTS OF SELLER AND SHAREHOLDER

         Seller and Shareholder hereby covenant and agree that from the date of this Agreement until the Closing Date:

         6.1 Access to Information. Purchaser and its counsel, accountants, and other representatives will have full access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to Seller so that Purchaser may have full opportunity to make such investigation as it shall desire to make of the affairs of Seller. Seller shall furnish or cause to be furnished to Purchaser and its representatives all data and information concerning Seller's business, finances, and properties that may reasonably be requested.

         6.2 Conduct of Business. Except as specifically contemplated in this Agreement, from the date of this Agreement to the Closing Date, the Business will be operated only in the ordinary course, and, in particular, Seller, without the prior written consent of Purchaser, will not:

                  (a) cancel or permit any insurance to lapse or terminate, unless renewed or replaced by like coverage;

                  (b) be in default under any material contract, agreement, commitment, or undertaking of any kind;

                  (c) knowingly violate or fail to comply with all laws applicable to it or its properties or business;

                  (d) commit any act or permit the occurrence of any event or the existence of any condition of the type described in clauses (a) through (p) of Section 4.7;

                  (e) enter into any contract, agreement, or other commitment of the type described in Section 4.16;

                  (f) fail to maintain and repair its assets and properties in accordance with good standards of maintenance and as required in any leases or other agreements pertaining thereto;

                  (g) merge, consolidate or agree to merge or consolidate with or into any other corporation or other entity; or

                  (h) agree to do any of the acts listed above.

         6.3 Business Relationships. Seller will use its best efforts to preserve its business organizations intact, to keep available to Purchaser its present officers and employees, and to preserve its present relationships with customers, suppliers, and others having business relationships with Seller.

         6.4      Corporate Matters.  Seller will not:

                  (a) amend its Articles of Incorporation or Bylaws;

                  (b) issue any additional shares of its capital stock or declare any dividends thereon;

                  (c) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury; or

                  (d) agree to do any of the acts listed above.

         6.5 Insurance. Seller will continue to carry its existing insurance and will not, without Purchaser's written consent, increase or decrease such amounts.

         6.6 Employees. Seller shall not do, or agree to do, without Purchaser's written consent, any of the following acts:

                  (a) grant any increase in salaries payable, or to become payable by it, to any officer, employee, sales agent, or representative;

                  (b) increase benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment; or

                  (c) modify any collective bargaining agreement to which it is a party or by which it may be bound.

         6.7 New Business. Seller will not, without Purchaser's written consent, do or agree to do any of the following acts:

                  (a) enter into any contract, commitment, or transaction not in the usual and ordinary course of business; or

                  (b) sell or dispose of any capital assets.

         6.8 Liability and Waiver. Seller will not do, or agree to do, any of the following acts:

                  (a) pay any obligation or liability, fixed or contingent, other than current liabilities;

                  (b) waive or compromise any right or claim; or

                  (c) cancel, without full payment, any note, loan, or other obligation owing to Seller.

         6.9 Agreements. Seller will not modify, amend, cancel, or terminate any of its existing contracts or agreements, or agree to do any of those acts except with Purchaser's written consent.

         6.10 Warranties at Closing. All representations and warranties of Seller set forth in this Agreement and in any written statements delivered to Purchaser by Seller under this Agreement will also be true and correct as of the Closing Date as if made on that date.

         6.11 Confidentiality. Seller and its officers, directors, and other representatives will hold in strict confidence, and will not divulge, communicate, use to the detriment of Purchaser or for the benefit of any other person or persons, or misuse in any way, any financial information or other data obtained in connection with this Agreement, including, without limitation, any confidential information or trade secrets of Purchaser, personnel information, secret processes, know how, customer lists, formulas, or other technical data; and if the transactions contemplated by this Agreement are not consummated, Seller and its officers, directors, and other representatives will return to Purchaser all such data and information as Purchaser may reasonably request, including, without limitation, work sheets, test reports, manuals, lists, memoranda, and other documents prepared by or made available to Seller in connection with this transaction.

         6.12 Books and Records. Shareholder will make available to Purchaser, at Purchaser's request and expense, from time to time, all books and records of Seller relating, directly or indirectly, to the Business which are reasonably necessary with respect to Purchaser's ongoing operations, relating to any transaction on or after January 1, 1994, for inspection or copying by Purchaser at any reasonable time for a six (6) year period after the Closing Date, and to offer same to Purchaser, from time to time, at Purchaser's expense, prior to the destruction of all or any part thereof.

         6.13 Closing. Shareholder and Seller shall use their best efforts to cause the conditions specified in Article 8 to be satisfied at or as soon as practicable after the date hereof.

                                    ARTICLE 7

                             COVENANTS OF PURCHASER

         Purchaser hereby covenants and agrees that from the date of this Agreement until the Closing Date:

         7.1 Confidentiality. Purchaser and its officers, directors, and other representatives will hold in strict confidence, and will not divulge, communicate, use to the detriment of Seller or Shareholder or for the benefit of any other person or persons, or misuse in any way, any financial information or other data obtained in connection with this Agreement, including, without limitation, any confidential information or trade secrets of Seller, personnel information, secret processes, know how, customer lists, formulas, or other technical data; and if the transactions contemplated by this Agreement are not consummated, Purchaser will return to Seller all such data and information as Seller may reasonably request, including, without limitation, work sheets, test reports, manuals, lists, memoranda, and other documents prepared by or made available to Purchaser in connection with this transaction.

         7.2 Closing. Purchaser will use its best efforts to cause the conditions specified in Article 9 to be satisfied at or as soon as practicable after the Closing Date.

         7.3 Sageware Profiles. For a period of two years after the Closing, if Purchaser acquires Knowledge that it has in its possession profiles of Sageware, Inc. ("Sageware") which were delivered to Shareholder or Seller by Sageware prior to the Closing, or derivatives thereof, Purchaser will not use them in the Business but will promptly return them or destroy them, as may be reasonably directed in writing by Sageware.

         7.4 Sageware Release. For a period of two years after the Closing, Purchaser will not enter into a written contract with Sageware, without obtaining for Purchaser, Shareholder and Seller a full release from Sageware with respect to any claims it may have with respect to profiles delivered to Shareholder or Seller by Sageware prior to the Closing.

         7.5 Defense Cooperation. In the event of any suit or claim against Shareholder or Seller with respect to profiles delivered to Shareholder or Seller by Sageware prior to the Closing, Purchaser shall reasonably cooperate with Shareholder or Seller in the defense of such suit or claim, including making available personnel of Purchaser for depositions, interrogatories and testimony, as may be reasonably requested by counsel for Shareholder or Seller.

                                    ARTICLE 8

                       CONDITIONS PRECEDENT TO PERFORMANCE
                            BY NEWSCAST AND WAVEPHORE

         All obligations of Purchaser to proceed with Closing and to consummate the transactions contemplated hereby are subject to fulfillment and satisfaction by Seller or Shareholder, as the case may be, on or before the Closing Date of each of the conditions precedent set forth in this Article 8. Purchaser may waive any or all of these conditions in whole or in part without prior notice to Seller; provided, however, that no waiver of a condition shall constitute a waiver by Purchaser of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of its representations, warranties, or covenants under this Agreement.

         8.1 Accuracy of Representations and Warranties. The representations and warranties of Seller and Shareholder contained herein and in any certificate or other writing delivered pursuant hereto or in connection herewith shall be true and correct in all material respects on and as of the Closing Date as though made at that time.

         8.2 Performance of Seller. Shareholder and Seller shall have duly performed or complied with all of the covenants, acts, and obligations to be performed or complied with by Seller hereunder at or prior to the Closing Date.

         8.3 No Material Changes. During the period from December 31, 1996 to the Closing Date, there shall not have been any material adverse change in the Acquired Assets, the Business, or the financial condition or results of operations of the Seller, and the neither the Acquired Assets nor the Seller shall have sustained any material casualty or other loss, damage, or destruction that materially affects Seller's ability to conduct a material part of its business. Since March 31, 1997, no indebtedness shall have been incurred by Seller other than accounts payable, taxes, and similar liabilities incurred in the ordinary course of business. Without limiting the generality of the foregoing, Seller shall not have incurred any liability or have engaged in any conduct since March 31, 1997, that would have a material adverse effect on Purchaser with respect to the transaction contemplated hereunder.

         8.4 Officer's Certificate. Purchaser shall have received a certificate, dated the Closing Date, signed and verified by Seller's President or Vice President and Chief Financial Officer certifying, and Shareholder's President or Vice President and Chief Financial Officer certifying, in such detail as Purchaser and its counsel may reasonably request, that the conditions specified in Section 8.1, Section 8.2, and Section 8.3, above, have been fulfilled.

         8.5 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

         8.6 Chief Financial Officer's Certificate. Purchaser shall have received from the Chief Financial Officer of Seller a letter, dated the Closing Date, that on the basis of a review (not an audit) of the latest available accounting records of Seller, consultations with other responsible officers of Seller, and other pertinent inquiries that he or she may deem necessary, he or she has no reason to believe that during the period from March 31, 1997, to the Closing Date, there has been any change in the financial condition or results of operations of the Business, except changes incurred in the ordinary and usual course of business during that period that in the aggregate are not materially adverse, and other changes or transactions, if any, contemplated by this Agreement.

         8.7 Consents. All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, excluding information providers and end user license agreements identified as such and set forth on
Schedule 4.16, shall have been obtained by Seller and delivered to Purchaser.

         8.8 Approval of Documents. The form and substance of all certificates, instruments, opinions, and other documents delivered to Purchaser under this Agreement shall be satisfactory in all respects to Purchaser and its counsel.

         8.9      Additional Agreements.

                  (a) Purchaser and Shareholder shall have entered into a Consulting Agreement and Distribution Agreement in form and substance mutually acceptable to the parties.

                  (b) Purchaser shall have entered into employment agreements with each of Peter White and Thomas White in form and substance acceptable to Purchaser.

         8.10 Opinion of Counsel. Seller shall have delivered to Purchaser an opinion of counsel dated as of the Closing Date, in form and substance acceptable to Purchaser and its counsel.

         8.11 Board Resolutions. Seller and Shareholder shall have delivered to Purchaser certified copies of the resolutions of their respective Board of Directors authorizing the execution of this Agreement and the consummation of the transactions contemplated herein.

                                    ARTICLE 9

                       CONDITIONS PRECEDENT TO PERFORMANCE
                            BY SELLER AND SHAREHOLDER

         All obligations of Seller to proceed with Closing are subject to fulfillment and the satisfaction on or before the Closing Date of each of the conditions precedent set forth in this Article 9, unless otherwise waived, in writing, by Seller:

         9.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained herein and in any certificate or other writing delivered pursuant hereto or in connection herewith shall be true and correct in all material respects on and as of the Closing Date as though made at that time.

         9.2 Performance of Purchaser. Purchaser shall have duly performed or complied with all of the covenants, acts, and obligations to be performed or complied with by Purchaser hereunder at or prior to the Closing Date.

         9.3 Board Resolution. Purchaser shall have delivered to Seller a certified copy of the resolution of Purchaser's Directors authorizing the execution of this Agreement by Purchaser and the consummation of the transaction contemplated herein.

         9.4 Opinion of Counsel. Purchaser shall have delivered to Seller an opinion of counsel dated as of the Closing Date in form and substance acceptable to Seller and its counsel.

         9.5 Additional Agreements. Purchaser and Shareholder shall have entered into a Consulting Agreement and Distribution Agreement in form and substance acceptable to parties.

         9.6 Approval of Documents. The form and substance of all certificates, instruments, opinions, and other documents delivered to Seller and Shareholder under this Agreement shall be satisfactory in all respects to Seller and Shareholder and their counsel.

                                   ARTICLE 10

                                   THE CLOSING

         10.1 Closing. The closing with respect to the transaction contemplated by this Agreement (the "Closing") shall take place on May 29, 1997, at the offices of Snell & Wilmer L.L.P., One Arizona Center, Phoenix, Arizona, or at such other time as may be agreed to by Seller and Purchaser. For purposes of this Agreement, the "Closing Date" shall be deemed to be May 29, 1997.

         10.2 Seller's and Shareholder's Obligations. In addition to any other documents required to be delivered by Seller or Shareholder at Closing, Seller or Shareholder shall deliver to Purchaser at Closing the following documents:

                  (a) An executed Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit A and other instruments of transfer, with full warranties of title, dated as of the Closing Date, conveying to Purchaser all of Seller's or Shareholder's right, title, and interest in and to the Acquired Assets, all in form and substance satisfactory to Purchaser;

                  (b) Lease assignments and estoppel certificates with respect to each parcel of real estate or any item of personal property which is leased by Seller and which is to be assumed by Purchaser hereunder, properly executed and acknowledged by Seller, and accompanied by all consents of lessors required by this Agreement and the leases being assigned;

                  (c) Executed assignments of all assignable licenses and permits issued to Seller by any governmental entity or vendor in accordance with Exhibit B hereto;

                  (d) All books, records, and other data relating to the Business as set forth in Section 2.1(g)(other than corporate records);

                  (e) Instruments of assignment and transfer of all other property of Seller of every kind and description and wherever situated;

                  (f) Officers' Certificate as provided for in Section 8.4 hereof;

                  (g) Chief Financial Officer's Certificate as provided for in
Section 8.6 hereof;

                  (h) Certified resolutions of the Board of Directors of Seller as provided for in Section 8.11 hereof; and

                  (i) The consents as provided for in Section 8.7 hereof.

                  (j) Such other documents as Purchaser or its counsel or any lender or lessor of Purchaser may reasonably request in order to effectuate the transactions contemplated under this Agreement.

                  (k) Consulting Agreement by and between Shareholder and Newscast with respect to Consulting Services of Shareholder's employees in the form of Exhibit C hereto.

         Seller and Shareholder, at any time before or after the Closing, will execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Purchaser, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser, for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser, or reducing to possession, any or all property to be conveyed and transferred by this Agreement. If requested by Purchaser, Seller and Shareholder further agree to prosecute or otherwise enforce in its own name for the benefit of Purchaser, any claims, rights, or benefits that are transferred to Purchaser by this Agreement and that require prosecution or enforcement in Seller's name. Any prosecution or enforcement of claims, rights, or benefits under this Section shall be solely at Purchaser's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Seller or Shareholder. Seller and Shareholder further agrees to provide all necessary assistance and execute any papers deemed essential by Purchaser, its successors, assigns and legal representatives, to Purchaser's full protection and title in and to the intellectual property hereby transferred, including such assistance and papers as may be deemed necessary to secure patents relating to such intellectual property, whether domestic or foreign, and perfection of title thereto.

         10.3 Purchaser's Obligations. Purchaser shall deliver to Seller at Closing the following documents and consideration:

                  (a) The Closing Payment of Three Million Dollars ($3,000,000);

                  (b) Executed counterparts of such of the closing documents of Seller and Shareholder as shall require acceptance by Purchaser; and

                  (c) Certified resolutions of the Board of Directors of Purchaser as provided for in Section 9.3 hereof.

                  (d) A certificate, dated the Closing Date, signed and verified by Purchaser's President or Vice President and Chief Financial Officer certifying, in such detail as Seller and its counsel may reasonably request, that the conditions specified in Section 9.1, Section 9.2, and Section 9.3, above, have been fulfilled.

                                   ARTICLE 11

                                 INDEMNIFICATION

         11.1 Nature of Statements. All statements contained herein, in any Schedule or Exhibit hereto, or in any certificate or other written instrument delivered by or on behalf of Seller, Shareholder or Purchaser pursuant to this Agreement, or the collateral documents executed in connection with the closing of the transaction contemplated hereby, shall be deemed representations and warranties by Seller or Purchaser, as the case may be.

         11.2 Survival of Representations and Warranties. Regardless of any investigation at any time made by, or on behalf of any party hereto, or of any information any party may have in respect thereof, all representations and warranties made hereunder or pursuant hereto or in connection with the Closing which are in writing and designated as representations or warranties shall survive until December 31, 1998 except for a breach of a representation or warranty related to environmental matters which shall survive for two (2) years after the Closing or to Intellectual Property, which shall survive for five (5) years after the Closing.

         11.3 Indemnification of Purchaser by Seller and Shareholder. Subject to
Section 11.6 hereof, Seller and Shareholder shall indemnify, defend, and hold harmless Newscast and WavePhore and their direct and indirect parent companies, subsidiaries, and affiliates, and their respective officers, directors, and shareholders, successors and assigns, from and against any and all costs, expenses, losses, damages, fines, penalties, or liabilities (including, without limitation, interest which may be imposed in connection therewith, court costs, litigation expenses, reasonable attorneys' fees, and accounting fees) ("Actual Loss") incurred by Purchaser, directly or indirectly, with respect to, in connection with, arising from, resulting from, arising out of, or in connection with:

                  (a) A breach by Seller or Shareholder of any representation or warranty made by Seller or Shareholder and contained in this Agreement or in any certificate or other document delivered by said parties to Purchaser hereunder or thereunder;

                  (b) A breach by Seller or Shareholder of any covenant, restriction, or agreement made by or applicable to Seller or Shareholder and contained in this Agreement or in any certificate or other document delivered by said parties to Purchaser hereunder or thereunder; and

                  (c) Except for any Assumed Liabilities, any other claim, debt, suit, cause of action, investigation, or proceeding of any kind whatsoever, whether instituted or commenced prior to or after the Closing Date and which relates to or arises from the business or assets of Seller on or before the Closing Date.

         The parties hereby agree that claims arising out of Section 11.3(a) and
Section 11.3(b) above, and to the extent practicable claims arising out of
Section 11.3(c) above, shall be resolved by arbitration pursuant to the procedure set forth in Section 11.8 below.

         11.4 Indemnification of Seller and Shareholder by Purchaser. Purchaser shall indemnify, defend, and hold Seller and Shareholder harmless from and against any and all costs, expenses, losses, damages, fines, penalties, or liabilities (including, without limitation, interest that may be imposed in connection therewith, court costs, litigation expenses, reasonable attorneys' fees, and accounting fees) ("Actual Loss") incurred by Seller or Shareholder with respect to, in connection with, arising from, or resulting from, arising out of, or in connection with:

                  (a) A breach by Purchaser of any representation or warranty made by Purchaser and contained in this Agreement or in any certificate or other document delivered by Purchaser to Seller hereunder or thereunder;

                  (b) A breach by Purchaser of any covenant, restriction, or agreement made by or applicable to Purchaser and contained in this Agreement or in any certificate or other document delivered by Purchaser to Seller hereunder or thereunder;

                  (c) All loss, expense, or damage suffered as the direct result of Purchaser's failure to pay those liabilities expressly assumed under this Agreement; and

                  (d) Any other claim, suit, cause of action, investigation, or proceeding of any kind whatsoever instituted or commenced after the Closing Date which relates to or arises from Purchaser's operation of Seller's business after the Closing Date, except for any claims arising out of Seller's or Shareholder's liabilities to Purchaser or obligations to Purchaser herein.

         The parties hereby agree that claims arising out of Section 11.4(a) and
Section 11.4(b) above, and to the extent practicable claims arising out of
Section 11.4(c) and Section 11.4(d) above, shall be resolved by arbitration pursuant to the procedure set forth in Section 11.8 below.

         11.5     Procedure for Indemnification.

                  (a) The party which is entitled to be indemnified hereunder (the "Indemnified Party") shall promptly give notice hereunder to the party required to indemnify (the "Indemnifying Party") after obtaining written notice of any claim as to which recovery may be sought against the indemnifying party because of the indemnity in Section 11.3 and Section 11.4 hereof and, if such indemnity shall arise from the claim of a third party, shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice, or delay by an Indemnified Party in giving such notice unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by an Indemnifying Party to notify an Indemnified Party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

                  (b) If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation. Anything in this Section 11.5 to the contrary notwithstanding, the Indemnified Party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.

                  (c) If the Indemnifying Party shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation.

                  (d) The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

         11.6     Limits on Indemnity.

                  (a) Notwithstanding any other provision of this Agreement to the contrary, except as set forth below, the parties agree that the indemnification obligation of the Seller and Shareholder under Sections 11.3 and of Purchaser under Section 11.4 shall be capped at a total amount of $2,000,000; provided, however, if the total indemnification obligation of Seller and Shareholder under Section 11.3 equals or exceeds $2,000,000 and if there are additional claims or assessments on account of a breach of warranty with respect to title to Intellectual Property pursuant to Section 4.20, then the total indemnification cap on all obligations of the Seller and

Shareholder under Section 11.3 shall be increased to a total amount of equal to 70% of the Total Purchase Price (but only for purposes of covering such incremental Intellectual Property liabilities or claims).

                  (b) Seller and Shareholder on the one hand, and Purchaser on the other hand, will have no obligation to indemnify the other party from and against any Actual Loss resulting from, arising out of, relating to or caused by breach of any representation or warranty of the other party until the aggregate Actual Losses suffered by reason of all such breaches is in excess of $150,000.00, and then only for such loss in excess of $150,000.00. For purposes of determining whether the $150,000 amount has been exceeded, no breach of a representation or warranty which results in an Actual Loss of $5,000 or less shall be considered. All indemnity payments under Section 11.3 hereof shall be considered adjustments to the Total Purchase Price.

                  (c) The foregoing limitations shall not apply in the event of fraud, intentional misrepresentations or breach of any covenant not to compete or confidentiality provision, breach of the covenants set forth in Article 3 including Sections 3.4, 3.6, 3.7, and 3.9, or for any obligation relating to the payment of money, or issuance of stock, or to Excluded Liabilities as described in Section 2.3, including Assumed Liabilities of Seller not recorded on the Closing Balance Sheet of Seller in excess of Thirty Thousand Dollars ($30,000), which shall not be subject to the cap on indemnification or the deductible of $150,000. Further, nothing herein shall be deemed to preclude Purchaser from seeking injunctive or other equitable relief to enforce any covenant not to compete or confidentiality provision.

                  (d) The Indemnified Party shall take all commercially reasonable steps to mitigate all Actual Losses, including, but not limited to, availing itself of any reasonable and prudent defenses, limitations, rights of contribution, and claims against third parties and other rights at law, and shall provide such evidence and documentation of the nature and extent of any Actual Loss as may be reasonably requested by the Indemnifying Party.

                  (e) Any recovery of Actual Loss pursuant to this Article 11 shall be net of the dollar amount of aggregate insurance proceeds receivable by the Indemnified Party with respect to such Actual Loss in excess of $150,000 provided, however, an Indemnified Party shall not be obligated to procure insurance to mitigate a loss.

         11.7 Right to Set-Off. At Purchaser's election, any amounts payable by Newscast or WavePhore pursuant to Sections 2.6(b) and (c), 2.7 or 11.3 hereof may be set off against claim(s) by Purchaser against Seller or Shareholder under the following procedure:

                  (a) Notice of Claims. If Purchaser elects to setoff under this
Section 11.7, Purchaser shall notify Seller of its intention to setoff amounts it believes in good faith are subject to indemnification by providing Seller with a written certificate signed by an officer of Purchaser, which briefly sets forth the basis of the claim and also recites an estimate, determined in good faith, of the amount Purchaser intends to set-off. If the estimated amount of the claim is not set forth in the notice of the claim, Purchaser will provide further notice to Seller setting forth Purchaser's estimate of the amount of such claim after it is reasonably able to make such estimate. Purchaser may revise its estimate of any claim by notice to Seller.

                  (b) Withholding of Funds. Purchaser shall deposit in an interest bearing escrow account at an independent financial institution (the "Account"), that portion of the Second and/or Third Revenue Incentive Payment sufficient to pay such claim until there has been a Determination of such claim (as defined in Section 11.7(c)).

                  (c) Determination of Claims. The determination of a claim ("Determination") asserted pursuant to this Section 11.7 shall be made as follows:

                           (i) The claim shall be deemed to have resulted in a Determination in favor of Purchaser and to have resulted in a liability of Seller and/or Shareholder, in the amount estimated by Purchaser, on the 30th day after Purchaser gives Seller the estimated amount of such claim, unless prior thereto the Seller or Shareholder give notice to Purchaser that it or they dispute the claim.

                           (ii) If a claim asserted hereunder is disputed by Seller and/or Shareholder in the manner provided above, the Determination of such claim shall be made in accordance with the dispute resolution procedures of Section 11.8 of this Agreement.

                  (d) Disbursal Following Claim Determination. Promptly after the receipt of notice of the Determination of a claim (which notice shall be in the form of the final arbitration award), the escrow agent shall withdraw the disputed funds from the Account and forward the payment (along with any accrued interest) to Seller or to Purchaser, as the case may be, pursuant to the Determination.

         11.8 Arbitration. Any dispute, controversy or claim, whether contractual or non-contractual, between Purchaser and Seller or Shareholder arising directly or indirectly out of or connected with this Agreement, relating to the breach or alleged breach of any representation, warranty, or agreement under this Agreement or otherwise relating to the indemnification obligations set forth under this Article 11, unless mutually settled by Purchaser and Seller or Shareholder, shall be resolved in accordance with the dispute resolution procedures attached hereto as Exhibit D, which are incorporated herein by this reference except for the Accounting Arbitration procedures which shall apply where applicable; provided, however, that a suit or an application for an equitable remedy such as a restraining order, preliminary injunction, permanent injunction or specific performance shall not be submitted to the dispute resolution in Exhibit D except by agreement of all the parties to the dispute but may be pursued in any court of competent jurisdiction.

                                   ARTICLE 12

                                  POST CLOSING

         12.1 Solicitation of Employees. For a period of five (5) years following Closing, Purchaser shall not directly or indirectly solicit for employment any person who is an employee of Shareholder without consent of Shareholder.

         12.2 Proposed Budget. Purchaser covenants and agrees that it shall deliver no later than thirty (30) days following the Closing the Proposed Budget of the POS Division and Combined Division for 1997 and shall deliver the pro forma Budget for 1998 no later than forty-five (45) days after Closing.

         12.3 Seller and Shareholder Deliveries.

                  (a) Seller and Shareholder shall use its best efforts to deliver at Closing, and in any event no later than fifteen (15) days after the Closing, the audited balance sheet and the related statements of operations and cash flow for the year ended December 31, 1996 and the unaudited statement of operations for the period commencing January 1, 1997 and ending on March 31, 1997, and shall deliver no later than 30 days after the Closing the audited balance sheet and the related statements of operations and cash flow for the year ended December 31, 1995 ("Seller's Financial Statements"). Seller's Financial Statements shall have been prepared in accordance with GAAP and shall fairly present the financial position of Seller as of the dates thereof and the results of its operations and cash flow for the periods then ended. Purchaser and Seller shall share equally the cost of the audit of the financial statements of Seller for the fiscal year ended December 31, 1995.

                  (b) Seller shall deliver the Closing Balance Sheet to Purchaser within ten (10) business days after Closing.

                  (c) Seller shall deliver to Purchaser, in immediately available funds, the amount set forth in Section 2.1(k) not later than thirty
(30) days after the Closing.

         12.4 Shareholder's Guarantee. Shareholder covenants that it will guarantee the payment and performance of Seller's obligations under this Agreement.

                                   ARTICLE 13

                                   TERMINATION

         13.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) By mutual written consent of duly authorized officers of Purchaser and Seller;

                  (b) By Purchaser if, pursuant to its due diligence review, Purchaser determines in its sole discretion that conditions, circumstances, or facts of or affecting the state of Seller's Business are not satisfactory to it;

                  (c) By either Purchaser or Seller if the other party breaches any of its material representations, warranties, or covenants contained herein and, if such breach is curable, such breach is not cured within five (5) business days after notice thereof;

                  (d) By either Purchaser or Seller if the transactions contemplated herein shall not have been consummated on or before May 31, 1997 or such later date as may be mutually agreed upon by the parties; provided, however, that no party shall have the right to terminate this Agreement unilaterally if the event giving rise to such right is primarily attributable to such party or to any affiliated party.

         13.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 13.1, this Agreement shall become void and there shall be no liability or further obligation hereunder on the part of Purchaser or Seller or their respective shareholders, officers, or directors.

                                   ARTICLE 14
                                  MISCELLANEOUS

         14.1 Bulk Transfer and Liens. In the event Purchaser receives any notice or claim of lien upon any of Seller's assets which lien is not satisfied or released as of the Closing Date, and Purchaser becomes obligated to pay any amounts due in connection with such lien other than as directed herein as part of the Assumed Liabilities, Purchaser shall have the right in addition to any other remedy to offset against any remaining payments due Seller, which offset shall be in lieu of the payment of such amounts. Purchaser shall comply with the terms of all notices and orders issued by such authorities, and shall have no responsibility for the correctness or accuracy of such notices and orders. If any such offset is made, then Purchaser's rights and interests shall be assigned to Seller, who can then seek recovery from the third party responsible for said offset.

         14.2 Written Agreement to Govern. This Agreement sets forth the entire understanding and supersedes all prior oral or written agreements among the parties hereto relating to the subject matter contained herein, and merges all prior and contemporaneous discussions among them. No party hereto shall be bound by any definition, condition, representation, warranty, covenant, or provision other than as expressly stated in this Agreement or as hereafter set forth in a written instrument executed by such party or by a duly authorized representative of such party.

         14.3 Public Announcement. The parties hereto shall not issue any press release or public announcement, including announcements by any party for general reception by or dissemination to employees, agents, or customers, with respect to this Agreement and the other transactions contemplated by this Agreement without the prior written consent of the other parties hereto (which consent shall not be withheld unreasonably); provided, however, that Purchaser may make any disclosure or announcement that, in the opinion of its counsel, it is obligated to make pursuant to applicable law or regulation of Nasdaq or any national securities exchange, as applicable, in which case Purchaser shall reasonably consult with Seller prior to making such disclosure or announcement; provided further, that, upon execution of this Agreement, Purchaser may make a public announcement of such occurrence in a press release reviewed by Seller prior to publication.

         14.4 Severability. The parties hereto expressly agree that it is not the intention of any party hereto to violate any public policy, statutory, or common law rules, regulations, treaties, or decisions of any government or agency thereof. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such provision, such articles, sections, sentences, words, clauses, or combinations thereof shall be inoperative, and the remainder of this Agreement shall remain binding upon the parties hereto.

         14.5 Notices and Other Communications. Every notice or other communication required, contemplated, or permitted by this Agreement by any party shall be in writing and shall be delivered either by personal delivery, telegram, private courier service, or by certified or registered mail, postage prepaid, return receipt requested, addressed to the party to whom intended at the following address:

                  (a)      If to Newscast or WavePhore:

                           WavePhore, Inc.
                           3311 North 44th Street
                           Phoenix, Arizona 85018
                           Attention: David E. Deeds, CEO

                           With a copy to:

                           Douglas J. Reich, General Counsel
                           WavePhore, Inc.
                           3311 North 44th Street
                           Phoenix, Arizona 85018

                  (b)      If to Seller or Shareholder:
                           Paracel, Inc.
                           80 South Lake Avenue, Suite 650
                           Pasadena, CA 91101-2616
                           Attention:  Kwang-I-Yu, CEO

                           With a copy to:

                           Anthony J. Van Patten
                           Arndt & Van Patten
                           523 West Sixth Street, Suite 310
                           Los Angeles, CA 90014

or at such other address as the intended recipient shall from time to time designate by written notice delivered in accordance herewith. Notice by courier or certified or registered mail shall be effective on the date it is officially recorded as delivered to the intended recipient by return receipt or the date of attempted delivery where delivery is refused by the intended recipient. All notices and communications required, contemplated, or permitted by this Agreement to be delivered in person shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the date of personal delivery. Any notice transmitted by telegram shall be deemed to have been delivered to and received by the addressee, and shall be effective, on the date said notice is delivered to the telegram company for transmission.

         14.6 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

         14.7 Governing Law. The validity, construction, and enforceability of this Agreement shall be governed in all respects by the laws of the State of Arizona, without regard to its conflict of laws rules.

         14.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and assigns; provided, however, that this Agreement may not be assigned by Seller or Shareholder without the prior written consent of Purchaser.

         14.9 Further Assurances. At any time on or after the date hereof, the parties hereto shall each perform such acts, execute and deliver such instruments, assignments, endorsements and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transaction contemplated in this Agreement or otherwise carry out the purpose of this Agreement.

         14.10 Gender and Number. The masculine, feminine, or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

         14.11 Schedules and Exhibits. The Schedules and Exhibits referred to herein and attached hereto, are incorporated herein by such reference as if fully set forth in the text hereof.

         14.12 Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

         14.13 Specific Performance. Each party's obligations under this Agreement are unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate. Notwithstanding any breach or default by any of the parties of any of their respective representations, warranties, covenants, or agreements under this Agreement, if the purchase and sale contemplated by it shall be consummated at the Closing, each of the parties waives any rights that it or he may have to rescind this Agreement or the transaction consummated by it; provided, however, this waiver shall not affect any other rights or remedies available to the parties under this Agreement or under the law.

         14.14 Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         14.15 Article and Section Headings. The Article and Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14.16 Amendment. This Agreement may be amended only by an instrument in writing executed by all parties hereto.

         14.17 Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses incident to this Agreement and the transactions contemplated hereby, including without limitation, all fees of counsel, consultants, and accountants.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


                              PARACEL ONLINE SYSTEMS, INC., a California corporation


                              By:  /s/ Peter M. White
                                   ---------------------------------------------
                                   Peter M. White
                              Its: President

                              PARACEL INC., a California corporation


                              By:  /s/ Kwang-I Yu
                                   ---------------------------------------------
                                   Kwang-I Yu
                              Its: President


                              WAVEPHORE NEWSCAST, INC., a Delaware
                              corporation


                              By:  /s/ David E. Deeds
                                   ---------------------------------------------
                                   David E. Deeds
                              Its: Chairman of the Board and Chief Executive
                                   Officer


                              WAVEPHORE, INC., an Indiana corporation


                              By:  /s/ David E. Deeds
                                   ---------------------------------------------
                                   David E. Deeds
                              Its: Chairman of the Board and Chief Executive
                                   Officer

                                   EXHIBIT A

                     BILL OF SALE AND ASSUMPTION AGREEMENT


        KNOW ALL MEN BY THESE PRESENTS, that Paracel Online Systems, Inc., a California corporation ("Seller") does hereby sell, convey, transfer, assign and set over unto WavePhore Newscast, Inc., a Delaware corporation, its successors and assigns ("Purchaser") all of Seller's rights, title, and interest in and to the Acquired Assets as that term is defined in that certain Agreement of Purchase and Sale of Assets by and among Seller, Paracel, Inc., WavePhore, Inc., an Indiana corporation, and Purchaser dated May 29, 1997 ("Asset Purchase Agreement"). The Excluded Assets are specifically excluded from this Bill of Sale and Assumption Agreement and title with respect to such Assets will remain with Seller and/or Shareholder as the case may be. Purchaser hereby assumes and agrees to pay and perform when due the Assumed Liabilities. All capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Asset Purchase Agreement.

        As provided in the Asset Purchase Agreement, Seller represents, warrants and covenants that it is the lawful owner of the assets being conveyed hereby and except as noted in the various exhibits and schedules to the Asset Purchase Agreement, and with respect to certain liabilities to be expressly assumed by Purchaser pursuant to the terms of the Asset Purchase Agreement, such assets are free from all liens, claims and encumbrances, and Seller will warrant and defend the same to Purchaser and its successors and assigns in accordance with the terms and provisions of the Asset Purchase Agreement.

        Except with respect to the representations and warranties contained in
Article 3 and 4 of the Asset Purchase Agreement, the assets and properties hereby sold, conveyed, and assigned are being sold, conveyed, and assigned in an "AS IS" condition, and Seller makes no representations or warranties, whether express or implied, including, without limitation, any warranty of merchantability or fitness for any particular purpose that may be implied by applicable state law.

        Seller covenants with Purchaser that it will do, execute, and deliver or cause to be done, executed, and delivered all such further acts, documents, or things, including without limitation, transfers, assignments, conveyances, powers of attorney, and assurances for better assuring, conveying, and confirming unto Purchaser, its successors and assigns, all and singular, the entire right, title, and interest of Seller throughout the world in, to, and under the assets and properties hereby transferred, sold, assigned, and conveyed or intending so to be as Purchaser, its successors and assigns, shall reasonably require, provided, however, that in no event shall Seller be required to incur out-of-pocket expenses in connection with such actions.

        This Bill of Sale and Assumption Agreement shall inure to the benefit of, and shall bind Seller and Purchaser and their respective successors and assigns.

        This instrument may be executed in multiple counterparts, all of which when taken together shall constitute a single instrument.

        IN WITNESS WHEREOF, the undersigned Seller have executed this Bill of Sale and Assumption Agreement this 29th day of May, 1997.


                                SELLER:

                                PARACEL ONLINE SYSTEMS, INC., a
                                California corporation


                                By: /s/ Peter M. White
                                    --------------------
                                    Peter M. White
                                Its: President



                                PARACEL, INC., a California corporation


                                By: /s/ Kwang-I Yu
                                    ----------------
                                    Kwang-I Yu
                                Its: President



                                WAVEPHORE NEWSCAST, INC., a Delaware
                                corporation


                                By: /s/ David E. Deeds
                                    --------------------
                                    David E. Deeds
                                Its: President and Chief Executive Officer

                                        WAVEPHORE, INC., an Indiana corporation


                                        By:  /s/ David E. Deeds
                                             --------------------
                                             David E. Deeds
                                        Its: President and Chief Executive
                                             Officer

                                    EXHIBIT D

                          DISPUTE RESOLUTION PROCEDURES


         All claims, disputes and other matters in controversy (herein called "dispute") arising directly or indirectly out of or related to this Agreement, or the breach thereof, whether contractual or noncontractual, and whether during the term or after the termination of this Agreement, shall be resolved exclusively according to the procedures set forth in this Exhibit D.

         A. Negotiation. The parties shall attempt to settle disputes arising out of or relating to this Agreement or the breach thereof by a meeting of two designated representatives of each party within five (5) days after a request by either of the parties to the other party asking for the same.

         B. Mediation. If such dispute cannot be settled at such meeting either party within five (5) days of such meeting may give a written notice (a "Dispute Notice") to the other party setting forth the nature of the dispute. The parties shall attempt in good faith to resolve the dispute by mediation in Denver, Colorado under the Commercial Mediation Rules of the American Arbitration Association ("AAA") in effect on the date of the Dispute Notice. The parties shall select a person who will act as the mediator under this Paragraph B within five (5) days of the Dispute Notice. If the dispute has not been resolved by mediation as provided above within thirty (30) days after delivery of the Dispute Notice, then the dispute shall be determined by arbitration in accordance with the provisions of Paragraph C hereof.

         C. Arbitration. Any dispute that is not settled through mediation as provided in Paragraph B above shall be resolved by arbitration in Denver, Colorado governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq, and administered by the AAA under its Commercial Arbitration Rules in effect on the date of the Dispute Notice, as modified by the provisions of this Section C, by a single arbitrator. The arbitrator selected, in order to be eligible to serve, shall be a lawyer with at least 15 years experience specializing in either general commercial litigation or general corporate and commercial matters. In the event the parties cannot agree on a mutually acceptable single arbitrator from the list submitted by the AAA, the AAA shall appoint the arbitrator who shall meet the foregoing criteria. The arbitrator shall base the award on applicable law and judicial precedent and, unless both parties agree otherwise, shall include in such award the findings of fact and conclusions of law upon which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

         Notwithstanding the foregoing:

                  (a) Upon the application by either party to a court for an order confirming, modifying or vacating the award, the court shall have the power to review whether, as a matter of law based on the findings of fact determined by the arbitrator, the award should be confirmed, modified or vacated in order to correct any errors of law made by the arbitrator. In order to effectuate such judicial review limited to issues of law, the parties agree (and shall stipulate to the court) that the findings of fact made by the arbitrator shall be final and binding on the parties and shall serve as the facts to be submitted to and relied on by the court in determining the extent to which the award should be confirmed, modified or vacated.

                  (b) Either party shall have the right to apply to any court for an order to enforce any of the ownership and confidentiality provisions contained in the Agreement.

         D. Costs and Attorneys' Fees. If either party fails to proceed with mediation or arbitration as provided herein or unsuccessfully seeks to stay such mediation or arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party shall be entitled to be awarded costs, including reasonable attorneys' fees, paid or incurred by such other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.

         E. Tolling of Statute of Limitations. All applicable statutes of limitations and defenses based upon the passage of time shall be tolled while the procedures specified in this Exhibit D are pending. The parties will take such action, if any, required to effectuate such tolling.

                                       57